 PART II
INFORMATION TO BE INCLUDED IN REPORT

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:
December 31, 2019

Juva Life Inc.
(Exact name of issuer as specified in its charter)

British Columbia, Canada
(Jurisdiction of incorporation or organization)

N/A
(I.R.S. Employer Identification Number)

 Suite 1500 – 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3E8
(Address of principal executive offices)

(833) 333-5882
(Telephone number, including area code)

 Units (each consisting of one Common Share, no par value, and one-half of one Common Share Purchase Warrant), and Common Shares underlying Warrants
(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes, and our actual results and performance could differ materially from those set forth in any forward-looking statements. The cautionary statements set forth in this Annual Report on Form 1-K identify important factors which you should consider in evaluating our forward-looking statements. These factors include, without limitation:

●	The success of our products and product candidates will require significant capital resources and years of development efforts;

●	The results of product testing and investigation activities;

●	Our ability to obtain regulatory approval and market acceptance of our products;

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand;

●	Our ability to compete and succeed in a highly competitive and evolving industry and navigate the changing regulatory environment around our products;

●	Our lack of operating history on which to judge our business prospects and management;

●	Our ability to raise capital and the availability of future financing;

●	Our ability to manage costs and defend ourselves in potential enforcement actions relating to our cannabis business and products, and general litigation defense costs;

●	Regulatory risks and changes in applicable laws, regulations and guidelines, including those related to the cannabis industry;

●
Unpredictable events, such as the COVID-19 outbreak, and associated business disruptions could seriously harm our future revenues and financial condition, delay our operations, increase our costs and expenses, and impact our ability to raise capital; and

●	Our ability to manage our research, development, expansion, growth and operating expenses.

You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report on Form 1-K, and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.
ii

Item 1. Business

Overview

Juva Life Inc. (the “Company” or “Juva”) was incorporated under the laws of British Columbia on April 3, 2019.  The Company was formed to establish a vertically-integrated business engaged in all aspects of the medical and recreational cannabis industry, including cultivation, manufacturing, research and development, distribution and retail sales. The principal business of the Company is to acquire, own, and operate various cannabis businesses in the state of California.

The Company’s vertically-integrated business consists of six divisions: Juva Cultivation, Juva Research, Juva Manufacturing, Juva Distribution, Juva Retail, and Juva Delivery.

Juva Cultivation will focus on cultivating and distributing high quality cannabis to medical and recreational cannabis users in the State of California via licensed cannabis retailers.

Juva Retail and Juva Delivery are a network of retail cannabis facilities that will serve the San Francisco Bay Area and other areas within the State of California through a combination of non-storefront retail delivery businesses and a few strategic storefront brick and mortar cannabis retail facilities.

Juva Research will research and develop "precision cannabis" products to deliver the right medicinal cannabis products to the right patient at the right time. The Company plans to develop intellectual property and secure patent protection for each of its proprietary formulations for medical cannabis products.

Juva Manufacturing will create Juva-branded and white-label products for other recreational and medical cannabis companies.

Juva Distribution will distribute Juva-branded products and other cannabis products from third party licensed cannabis companies.

The Company currently intends to develop and market products solely in the State of California under applicable state and local laws and regulations. The Company's planned activities do not currently involve interstate commerce, and therefore are not currently subject to prior approval requirements of the United States Food and Drug Administration (the "FDA"). If any of the Company's products and development activities become subject to federal drug approval processes and the Company decides to seek federal approval, the Company may need to comply with the drug research, approval and registration processes and requirements of the FDA and the United States Drug Enforcement Agency (the "DEA") for drugs developed and marketed on a national scale in the United States. If the Company decides to seek FDA and/or DEA approval or registration for any of its future cannabis-based products, there is no guarantee that the Company would be successful in obtaining such approvals or registrations.

The Company’s wholly-owned subsidiaries are listed below:

Entity	Registered	Holding
Juva Life, Inc. (“Juva USA”)	California, USA	100% owned
Precision Apothecary, Inc.	California, USA	100% owned through Juva USA
VG Enterprises, LLC	California, USA	100% owned through Juva USA
1177988 B.C. Ltd.	British Columbia, Canada	100% owned through Juva USA
Juva RWC, Inc.	California, USA	100% owned through Juva USA
Juva Stockton, Inc.	California, USA	100% owned through Juva USA

The business of the Company will effectively be the business of Juva USA. Juva USA is a cannabis company that is working to establish itself as an emerging leader in all areas of medical and recreational cannabis cultivation, manufacturing, distribution, retail, research and development.

The strategic plan for the Company is to be a fully autonomous, vertically-integrated cannabis business that will operate with two main missions: (1) to achieve the lowest cost of production by owning at least one or more licenses for retail sales, manufacturing, distribution and cultivation of cannabis (including microbusiness licenses), and use each license to assist the supply chain with a few key brick and mortar storefronts and multiple delivery businesses throughout the State of California; and (2) to develop "precision cannabis" products that deliver the right medicinal product to the right patient at the right time. The Company plans to develop intellectual property and secure patent protection on each of its custom medical formulations. Juva Research will develop the related intellectual property, research registries and patent formulations in areas of oncology, neurology, pain management and opiate reduction.

There are currently 33 states in the United States that have legalized medical cannabis use, and there are 11 states, plus the District of Columbia, in which the recreational sale and use of cannabis has been approved, including Alaska, California, Colorado, Illinois, Maine, Massachusetts, Michigan, Nevada, Oregon, Vermont and Washington. In these markets, we believe recreational and medical sales will continue to grow as new population groups realize the magnitude of cannabis applications and cannabis is accepted by more demographics. Juva plans to capitalize on the significant increase in cannabis consumption in the medical and recreational markets through an expansion of its distribution and product lines in key markets such as California. Juva will also seek opportunities to expand its brand in recreational and medical markets through its existing facilities or through acquisitions of additional licenses or processing and wholesaling operators. Juva plans to make strategic acquisitions to expand its brand as well as its supply chain.

Juva has built an executive team with decades of experience in business management, consumable goods, brand development, sales and marketing, and risk management. The experience of the Juva management team has allowed Juva to develop best practices, quality control standards, and global scale within the organization. To date, Juva has focused on obtaining permits and licenses in all verticals of the California cannabis market, including cultivation, manufacturing, retail and distribution, with the aim of becoming a fully-integrated cannabis company.

Pursuant to our articles of incorporation (our "Articles"), we are authorized to issue an unlimited number of Common Shares. As of April 20, 2020, we had 120,110,251 Common Shares issued and outstanding.

Our Products and Services

Juva is a cannabis company that is working to establish itself as an emerging leader in all areas of medical and recreational cannabis cultivation, manufacturing, distribution, sales, and research and development. The Company’s vertically-integrated business consists of six divisions: Juva Cultivation, Juva Research, Juva Manufacturing, Juva Distribution, Juva Retail, and Juva Delivery.

Juva Cultivation will focus on cultivating and distributing high quality cannabis to medical and recreational cannabis users in the State of California via licensed cannabis retailers. Through its subsidiary, Precision Apothecary, the Company has acquired the rights to the Frosted Flowers cannabis brand. Prior to the acquisition, Frosted Flowers grew 430 pounds of cannabis in 2018, and is expected to increase production to 9,445 pounds per year once all permits are in place and facilities are operational. Frosted Flowers did not cultivate cannabis in 2019, but the Company expects Frosted Flowers to be in production in late 2020 once all permits are in place and facilities are operational. Frosted Flowers has an extensive catalogue of proprietary bred genetics, and is most well-known for its three signature cannabis strains: Silver Haze, Maple Wreck and Sumatra Kush.

Juva Retail and Juva Delivery are a network of retail cannabis facilities that will serve the San Francisco Bay Area and other areas within the State of California where the business is compliant with applicable local laws. Juva Retail and Juva Delivery intend to operate as a combination of non-storefront retail delivery businesses, pending receipt of necessary delivery licenses, and a few strategic storefront brick and mortar cannabis retail facilities. The Company currently has one delivery permit approved by both the State of California and the City of Redwood City, California. The Company previously had two microbusiness permit applications pending for adjacent properties in Hayward, California (the “Hayward Facilities”).  However, the City of Hayward agreed to consider the two separately leased properties as one, and approved them jointly under a single permit in June 2019.  Juva also has two non-storefront retail delivery permits approved locally by the City of Stockton, California. Once approved by the State of California, Juva will also have a retail storefront at the Hayward Facilities as part of its microbusiness permit in Hayward, California.

Juva Research will research and develop "precision cannabis" products to deliver the right medicinal product to the right patient at the right time. The Company plans to develop intellectual property and secure patent protection for each of its proprietary formulations for medical cannabis products. Through Juva Research, the Company plans to engage in research that will help with the following: developing intellectual property, research registries and patent formulations in areas of oncology, neurology, pain management and opiate reduction; conducting human interactive investigations for intramuscular pain, neuropathic pain, cancer, post-traumatic stress disorder, multiple sclerosis, epilepsy, muscle spasticity, autism, Parkinson's disease, and sleeping disorders; developing medical cannabis products utilizing five drug delivery mechanisms, including gel capsule, transdermal patch, inhaler, oral tongue strip and suppository; conducting Institutional Review Board approved patient research investigations; and testing and verifying product integrity through a network of doctors, clinics and at its newly developed Class 5 clean room at the Hayward Facilities.

Juva Manufacturing will create Juva-branded and white-label products for other recreational and medical cannabis companies.

Juva Distribution will distribute Juva-branded products and other cannabis products from third party licensed cannabis companies.

The Company is limited in how it can market its products, and while the research may be promising in terms of effectiveness and safety of such products, the Company will need to comply with applicable state and local laws and regulations, and the requirements of the FDA and DEA. The Company intends to leverage its brand development and marketing expertise to select products that will expand its shelf space and customer reach, as permitted under current cannabis regulations in California. Although the Company initially plans to research, develop and market products on an intrastate basis that meet state and local regulatory requirements in California, if the Company's business transitions into interstate commerce in the future, the Company’s business may involve development and sale of cannabis-based products that will require FDA and/or DEA approval and/or registration. If the FDA determines that a new drug approval is needed for any of the Company's products, the Company would need to proceed through the New Drug Application (“NDA”) process or modify its activities to comply with FDA requirements. Even if the Company were to submit an Investigational New Drug Application (“IND”) and NDA for FDA approval, there is no guarantee that the FDA would grant approval for all or event any of the cited indications.

Intellectual Property

We believe it is important to our success that we:

●
Obtain and maintain patent, trademark and other legal protections for the proprietary formulations, research, technology, inventions, improvements and other intellectual property we consider important to our business;

●	prosecute our patent applications and defend our issued patents;
●	protect and enforce our trademark rights and preserve the confidentiality of our trade secrets; and
●	operate without infringing the patents, trademarks and proprietary rights of third parties.

We intend to seek appropriate patent protection and intellectual property protection for our business, as well as other proprietary technologies and their uses, by filing applications in the United States and selected other countries. Juva has invested significant resources towards developing a recognizable and unique brand consistent with premium, high-end products in other industries.

As of the date hereof, the Company has registered the following state trademarks in the State of California:

●	Frosted Flowers
●	www.frostedflowers.com

As of the date hereof, the Company has the following pending applications for federal trademarks in the United States:

Trademark	Class	Serial No.	Filing Date	Status
JUVA	40	88206128	November 26, 2018	Pending
JUVA	31	88206122	November 26, 2018	Pending
JUVA	30	88206119	November 26, 2018	Pending
JUVA	5	88206117	November 26, 2018	Pending
JUVA	1	88206114	November 26, 2018	Pending
JUVA	42	88206130	November 26, 2018	Pending
JUVA	25	88784342	February 4, 2020	Pending
JUVA	16	88784312	February 4, 2020	Pending

Competition

The Company faces, and expects to continue to face, competition from other companies in the medical and recreational cannabis industry, some of which may have longer operating histories, more financial resources and more experience than the Company. Increased competition by larger and well-financed competitors, and/or competitors that have longer operating histories and more manufacturing and marketing experience than the Company, could have a material adverse effect on the Company's business, financial condition and results of operations. As the Company and its subsidiaries operate in an early stage industry, the Company expects to face additional competition from new entrants. To remain competitive, the Company will require research and development, marketing, sales and other support.

The Company expects to face additional competition from new market entrants which are not yet active in the industry. If a significant number of new licenses are granted to new market entrants in the near term, the Company may experience increased competition for market share and may experience downward price pressure on the Company's products as new entrants increase production, which could have a material adverse effect on the Company's business.

In addition, if the number of users of cannabis increases, the demand for products will increase and the Company expects that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, the Company will require a continued high level of investment in its facilities, licenses, branding, products and technologies, distribution, research and development, marketing, sales and client support. The Company may not have sufficient resources to complete the construction of its facilities, obtain the licenses needed to carry out our its business plan, and develop a marketing, sales and client support program on a competitive basis, which could materially and adversely affect the business, financial condition, and results of operations of the Company.

The Company's ability to become and remain competitive in the market will depend upon, among other things:

•	The level of competition in the cannabis industry;
•	The Company’s ability to identify, acquire and integrate strategic acquisitions and partnerships;
•	The Company’s ability to obtain new licenses as cannabis is legalized at the state level;
•	The Company’s ability to achieve brand loyalty;
•	The Company’s ability to offer new products and to extend existing brands and products into new markets;
•	The Company’s ability to remain competitive in its product pricing; and
•	The Company’s ability to leverage its vertically-integrated business model to increase profitability.

Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those that we plan to develop. In the United States, the cultivation, manufacturing, distribution, sale and use of cannabis is subject to regulation at the state and local level, and pharmaceutical product candidates are subject to FDA regulation and approval. To date, the FDA has only approved one cannabis-derived medication – Epidiolex.

In California, the Medicinal and Adult-Use Cannabis Regulation and Safety Act provides the general framework for the regulation of commercial medicinal and recreational cannabis within the State of California. California's three State cannabis licensing authorities include the Bureau of Cannabis Control, the Manufactured Cannabis Safety Branch (a division of the California Department of Public Health), and CalCannabis Cultivation Licensing (a division of the California Department of Food and Agriculture). These three licensing authorities are tasked with issuing State licenses to applicants. As of the date hereof, there is no limit to the number of licenses the State will issue. The Bureau of Cannabis Control issues licenses for retail (storefront and non-storefront/delivery), distribution, microbusinesses (businesses that have at least three of the following activities: retail, distribution, manufacturing and/or cultivation), testing, and cannabis events. The Manufactured Cannabis Safety Branch issues licenses for manufacturing operations. CalCannabis issues licenses for cultivation operations.

Currently, the Company is in the process of obtaining cannabis licenses in California that will allow it to cultivate, manufacture, process, distribute, and sell cannabis products to medicinal and recreational cannabis users. If the Company obtains the necessary state and local authorizations to carry out its business plan, management anticipates increased manufacturing and sales capacity as well as efficiencies and cost reductions in the Company's supply chains.

State cannabis licenses in California must be renewed annually. Depending on the jurisdiction, the Company's local authorizations must generally be renewed annually as well. Each year, licensees are required to submit a renewal application per State cannabis regulatory guidelines. Provided renewal applications are submitted in a timely manner, the Company can expect the renewals to be granted in the ordinary course of business.

The following is an overview of laws and regulations in the United States which pertain to the Company and its planned operations.

Regulation of Cannabis in the United States

Unlike Canada, which has federal legislation uniformly governing the cultivation, distribution, sale and possession of medical cannabis under the Access to Cannabis for Medical Purposes Regulations (Canada) and the regulation of recreational cannabis under the Cannabis Act (Canada), investors are cautioned that in the United States, cannabis remains illegal under United States federal law and is largely regulated at the state and local level. As of the date hereof, a total of 33 states, and the District of Columbia, have legalized cannabis in some form. The recreational use of cannabis has been legalized in the District of Columbia and 11 states, including Alaska, California, Colorado, Illinois, Maine, Massachusetts, Michigan, Nevada, Oregon, Vermont and Washington.

Notwithstanding the permissive regulatory environment of cannabis at the state level, cannabis continues to be categorized as a Schedule I narcotic under the Controlled Substances Act (the “CSA”) in the United States and as such, remains illegal under United States federal law. Accordingly, the Company's business activities, while believed to be compliant with applicable state and local laws, are currently illegal under United States federal law. Unless and until the United States government amends the CSA with respect to cannabis, there is a risk that federal authorities may enforce current federal law. The risk of strict enforcement of the CSA in light of congressional activity, judicial holdings, and stated federal policy remains uncertain. Since federal law criminalizing the use of cannabis may preempt state laws legalizing its use, strict enforcement of federal law regarding cannabis would harm our business, prospects, results of operation, and financial condition. There is no guarantee that the Trump Administration or future Administrations will maintain the low-priority enforcement of federal laws in the cannabis industry that was adopted by the Obama Administration. Any change in the federal government's policy on enforcement of the CSA implementing stricter enforcement could have a material adverse effect on the Company's business, financial condition and results of operations and cause significant financial damage to our business and our shareholders.

Violations of any United States federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements, arising from either civil or criminal proceedings brought by either the United States federal government or private citizens, including, but not limited to, property or product seizures, disgorgement of profits, cessation of business activities or divestiture. Such fines, penalties, administrative sanctions, convictions or settlements could have a material adverse effect on the Company, including, but not limited to, the Company's reputation, the Company's ability to conduct business, the Company's ability to obtain and/or maintain cannabis licenses, whether directly or indirectly, in the United States, the listing of the Company's securities on various stock exchanges, the Company's financial position, operating results, profitability or liquidity, and the market price of the Company's Common Shares.

State and local cannabis laws and regulations in the United States are complex, broad in scope, and subject to evolving interpretations and changes. Compliance with such laws and regulations could require the Company to incur substantial costs or alter certain aspects of the Company's business. A compliance program is essential to manage regulatory risk. All operating policies and procedures implemented in the operation will be compliance-based and derived from the state regulatory structure governing ancillary cannabis businesses and their relationships to state-licensed or permitted cannabis operators, if any. Notwithstanding the Company's efforts, regulatory compliance and the process of obtaining regulatory approvals can be costly and time-consuming, and no assurance can be given that the Company will receive the requisite state and local authorizations to operate its planned businesses.

Violations of applicable state and local cannabis laws and regulations, or allegations of such violations, could disrupt certain aspects of the Company's business plan and result in a material adverse effect on certain aspects of the Company's planned operations. Additional regulations may be enacted in the future that will be directly applicable to certain aspects of the Company's cultivation, production and retail businesses, and the Company's ability to sell cannabis. The Company cannot predict the nature of any future laws, regulations, interpretations or applications, especially in the United States, nor can it be determined what effect additional governmental regulations or administrative policies and procedures, if and when promulgated, could have on the Company's business.

The Company will be required to obtain and maintain certain state and local authorizations in the jurisdictions where its operations are based and where its products are sold. There can be no assurance that the Company will be able to obtain or maintain the state and local authorizations necessary to operate its planned medical and recreational cannabis businesses. Failure to comply with or to obtain the necessary state and local authorizations, or any material delay in obtaining these items, is likely to delay and/or inhibit the Company's ability to conduct its business.

While the Company's management believes that legalization trends are favorable and create a compelling business opportunity for early movers, there is no assurance that those trends will continue and be realized, that existing limited markets will continue to be available, or that any new markets for cannabis will emerge. The Company's business plan is based on the premise that cannabis legalization will continue to expand, that consumer demand for cannabis will continue to exceed supply for the foreseeable future, and that consumer demand for cannabis for medical and recreational use will grow as legalization expands. If cannabis legalization is scaled back or reversed at the state level, or if the United States federal government increases regulation and prosecution of cannabis-related activities, it could have a material adverse effect on the Company's business, financial condition and results of operations.

FDA Approval Process for Pharmaceutical Drugs in the United States

Because cannabis is federally illegal to produce and sell in the United States, and because it currently has no federally recognized medical uses, the FDA has historically deferred enforcement related to cannabis to the DEA; however, the FDA has enforced the FDCA with regard to hemp-derived products, especially CBD, sold outside of state-regulated cannabis businesses. If cannabis were to be rescheduled to a federally controlled, yet legal, substance, the FDA would likely play a more active regulatory role with respect to cannabis and cannabis products. In the event that cannabis or any other cannabis products that the Company develops become subject to FDA regulation, the Company's future products may become subject to FDA approval processes for drugs marketed in the United States.

In the United States, the FDA regulates drugs under the FDCA and implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. Biological products are subject to regulation by the FDA under the FDCA, the Public Health Service Act, and related regulations, and other federal, state and local statutes and regulations. Biological products include, among other things, viruses, therapeutic serums, vaccines and most protein products. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on our business, financial condition and results of operations.

The process required by the FDA before a drug or biological product may be marketed in the United States generally involves the following:

•	Completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;
•	Submission to the FDA of an Investigational New Drug Application (and "IND"), which must become effective before human clinical trials may begin;
•
Performance of adequate and well-controlled human clinical trials according to the FDA’s current good clinical practices ("GCPs") to establish the safety and efficacy of the proposed drug or biologic for its intended use;

•	Submission to the FDA = of a New Drug Application (an "NDA") for a new drug product, or a Biologics License Application (a "BLA") for a new biological product;
•
Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the drug or biologic is to be produced to assess compliance with the FDA's current good manufacturing practice standards, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug's or biologic's identity, strength, quality and purity;

•	Potential FDA audit of the nonclinical and clinical investigation sites that generated the data in support of the NDA or BLA; and
•	FDA review and approval of the NDA or BLA.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources. There can be no certainty that approvals will be granted. If a product receives regulatory approval, the approval may be limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling.

Any drug or biological products that receive FDA approval are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information on an annual basis or as required more frequently for specific events, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, prohibitions against promoting drugs and biologics for uses or in patient populations that are not described in the drug's or biologic's approved labeling (known as "off-label use"), rules for conducting industry-sponsored scientific and educational activities, and promotional activities involving the internet. Failure to comply with FDA requirements can have negative consequences, including the immediate discontinuation of noncomplying materials, adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. The FDA also may require post-marketing testing, known as Phase 4 testing, risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could otherwise restrict the distribution or use of the product.

Environmental, Health and Safety Laws

The Company is subject to environmental, health and safety laws and regulations in each jurisdiction in which the Company operates. Such regulations govern, among other things, emissions of pollutants into the air, wastewater discharges, waste disposal, the investigation and remediation of soil and groundwater contamination, and the health and safety of the Company's employees. The Company may be required to obtain environmental permits from governmental authorities for certain of its current or proposed operations. If the Company violates or fails to comply with these laws, regulations or permits, the Company could be fined or otherwise sanctioned by regulators. As with other companies engaged in similar activities or that own or operate real property, the Company faces inherent risks of environmental liability at its current and historical production sites. Certain environmental laws impose strict and, in certain circumstances, joint and several liability on current or previous owners or operators of real property for the cost of the investigation, removal or remediation of hazardous substances as well as liability for related damages to natural resources. The costs of complying with current and future environmental and health and safety laws, and any liabilities arising from past or future releases of, or exposure to, regulated materials, may have a material adverse effect on the Company's business, financial condition and results of operations.

Legal Proceedings

Juva Life, Inc. v. Kindrub/Kind Medicine, Inc.

In October 2018, Juva USA and Kindrub/Kind Medicine, Inc. ("Kind"), a cannabis manufacturer, executed a Letter of Intent to memorialize the parties' mutual intent for Juva USA to acquire Kind (the "Transaction"). The Letter of Intent set forth various binding and non-binding terms that would govern the parties' conduct until the Transaction was complete or the pursuit of the Transaction was terminated. Shortly after executing the Letter of Intent, the parties entered into a Cannabis Business Management Agreement (the "Management Agreement") whereby Juva USA took over all management of Kind's business while continuing its due diligence in connection with the Transaction. By January 2019, the parties had not closed the Transaction, and Kind notified Juva USA that it did not want to continue with the Transaction. On June 3, 2019, Juva USA filed an arbitration demand with the American Arbitration Association pursuant to the arbitration clause set forth in the Letter of Intent. The arbitration demand was based on Kind’s failure to return monies owed under the Letter of Intent and Management Agreement upon termination of the agreements. Kind filed a counter claim against Juva USA, and the parties agreed to mediate all claims before proceeding with the arbitration. The parties did not settle in mediation and are scheduled to proceed to arbitration in May 2020.

Muse Brands, LLC v. Doug Chloupek and Juva Life, Inc.

On January 10, 2020, Muse Brands, LLC (“Muse”), a California-based company that provides graphic design and branding services, filed a lawsuit against Juva USA and Doug Chloupek in the Superior Court in Alameda County. The complaint alleges five causes of action: breach of contract, breach of fiduciary duty, promissory estoppel, restitution and violation of unfair competition law. All causes of action arise from a 2016 contract between BAS Research and Muse. The complaint alleges that Mr. Chloupek, while an officer of BAS Research, engaged Muse to investigate and research new names for the company. The complaint further alleges that Muse provided Mr. Chloupek with the name “Juvo,” but that neither Mr. Chloupek nor BAS purchased the right to use the name. Muse recently learned of Mr. Chloupek’s company, Juva Life, and alleges that Mr. Chloupek has breached his ongoing contractual duty to Muse to maintain the secrecy of Juvo and not to use it for any purpose without the consent of Muse. The defendants filed a demurrer to the complaint on February 11, 2020, and a hearing is scheduled for May 2020.

Employees

We currently have eleven (11) full-time employees, including our Chief Executive Officer, Douglas Chloupek, who devotes substantially all of his time to our Company. We currently have health, dental & vison insurance plans in place. We do not currently have any pension, annuity, profit sharing, or similar employee benefit plans, although we may choose to adopt such plans in the future.

We plan to engage contractors from time to time on an as-needed basis to consult with us on specific corporate affairs, or to perform specific tasks in connection with our business development activities. We have contracted our Chief Financial Officer, Mathew Lee, who devotes approximately 50% of his time to the Company's business, pursuant to a consulting agreement.  We also have various lobbyists, marketing and IT support under contract.

Corporate Information

Our principal California-based executive offices are located at 177 Park Ave., Suite 200, San Jose, California 95113, and our telephone number is 833-333-5882. Our website address is www.juvalife.com.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed elsewhere in this Annual Report.

Operating Results

Results of Operations for the Year Ended December 31, 2019 and the Period from June 29, 2018 (inception of Juva USA) to December 31, 2018

COVID-19

In March 2020 the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company’s business or results of operations at this time.

Revenues

To date, we have not generated any revenues from our planned operations. We are a pre-revenue company with a very limited operating history upon which to base an evaluation of our business and prospects. Our short operating history may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations.

Operating Expenses

Total operating expenses were $6,936,146 during the year ended December 31, 2019 compared to $1,483,594 for the initial period from June 29, 2018 (inception of Juva USA) to December 31, 2018.  The increase in operating expenses is a result of the Company’s focus on becoming operational, as well as a longer reporting period.  Other reasons include increased transaction expenses and professional fees incurred in connection with the Company’s Regulation A offering.  Other notable increases in operating expenses for the year ended December 31, 2019 include salaries and benefits of $1,154,771 (compared to $236,015 for the period ended December 31, 2018), share-based payments of $3,159,444 (compared to $52,681 for the period ended December 31, 2018), and depreciation of $730,103 (compared to $nil for the period ended December 31, 2018).

Interest expense on lease liabilities and depreciation both increased as a result of the Company’s adoption of IFRS 16 – Leases during the year ended December 31, 2019.

Other factors in the reported loss for the year ended December 31, 2019 include a loss in fair value of the Company’s warrant liability of $1,987,836 (compared to a loss of $1,023,586 for the period ended December 31, 2018).

Net Loss

During the year ended December 31, 2019, the Company incurred a net loss of $8,980,603 compared to a net loss of $3,369,485 for the initial period ended December 31, 2018.

Liquidity and Capital Resources

To date, all costs in connection with our formation, development, legal services and support have been funded by raising capital from private placements. Our future expenditures and capital requirements will depend on numerous factors, including the success of this Regulation A offering (this “Offering”) and the ability to execute our business plan. We may encounter difficulty sourcing future financing.

Subsequent to year end, the Company closed the first tranche of the Offering on February 28, 2020 with the issuance of 30,222,872 units for gross proceeds of $15,111,436. Of this amount, $1,500,000 was released to the Company, with the remaining $13,611,436 held in trust. As of April 20, 2020, the Company has sold 30,222,872 Units in this Offering under Regulation A, for gross proceeds of $15,111,436.

The Company had cash in the amount of $1,276,143 as of December 31, 2019, compared to cash in the amount of $2,358,086 as of December 31, 2018. The Company had a working capital of $47,139 as of December 31, 2019, compared to a working capital of $2,269,428 as of December 31, 2018 (not including the Company’s warrant liability of $3,951,028 as of December 31, 2019, or $1,771,393 as of December 31, 2018).

The Company’s objective when managing capital is to maintain corporate and administrative functions necessary to support the Company’s operations and corporate functions, and to seek out and acquire new projects of merit. The Company manages its capital structure in a manner that provides sufficient funding for operational and capital expenditure activities. We believe that if we raise the maximum amount in this Offering, we will have sufficient capital to finance our operations for 24 months; however, if we do not raise the maximum amount, or if our operating and development costs are higher than expected, we will need to obtain additional financing. No assurances can be made that we will be successful in obtaining additional equity or debt financing, or that we will ultimately achieve profitable operations and positive cash flow.

The Company does not pay dividends and has no long-term debt or bank credit facility. The Company is not subject to any externally imposed capital requirements.

The Company plans to raise capital through this Offering and, if additional funds are required, the Company plans to raise additional capital primarily through the private placement of its equity securities.  Under such circumstances, there is no assurance that the Company will be able to obtain further funds required for the Company's continued working capital requirements.

Capital Expenditures

Juva USA has contractual obligations for capital expenditures in the amount of $200,000 and projected capital expenditures of $10,000,000 to complete the construction of its facilities in California, and we expect to use the proceeds from this Offering and past and future private placements to fulfill such commitments.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements.

Going Concern

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is contingent upon its ability to raise additional capital as required. Initially, we intend to finance our operations through this Offering and, if needed, future equity financings. The Company does not generate any cash on its own at this time. We have funded operations exclusively in the form of capital raised from the sale and issuance of our equity securities. During the period from June 29, 2018 (inception of Juva USA) through December 31, 2019, the Company incurred an accumulated deficit of $12,350,088.

Trend Information

Because we are still in the startup phase and have only recently commenced operations, we are unable to identify any recent trends in revenue or expenses. Thus, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering to not be indicative of future operating results or financial condition.

Item 3. Directors and Officers

Directors, Executive Officers and Significant Employees

The table below sets forth our directors and executive officers of as of the date of this Annual Report.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Officers:
Douglas Chloupek	President and Chief Executive Officer	42	June 2018 – Present	N/A
Neil Ruditsky	Chief Operating Officer	49	August 2018 – Present	N/A
Mathew Lee	Chief Financial Officer, Treasurer and Secretary	36	September 2018 – Present	20
Kari Gothie	VP Finance	55	June 2018 – Present	N/A

Directors:
Douglas Chloupek	Director	42	June 2018 – Present	N/A
Dr. Rakesh Patel	Director	47	August 2018 – Present	N/A
Norton Singhavon	Director	36	August 2018 – Present	N/A
Kari Gothie	Director	55	June 2019 – Present	N/A

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Certain Relationships

Except as set forth herein and in our discussion below in "Interest of Management and Others in Certain Transactions," none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Family Relationships

There are no familial relationships among any of our directors or officers.

Business Experience

Douglas Chloupek, President, Chief Executive Officer and Director: Douglas Chloupek has served as our Chief Executive Officer, President and Director since the inception of Juva USA in 2018. Mr. Chloupek has founded and run numerous cannabis companies, including Valley Grown Enterprises (where he has served as Chief Executive Officer since April 2017), Lux Wellness (where he served as Chief Operating Officer from October 2015 to February 2018), Medmar Healing Center (where he served as Chief Executive Officer from March 2010 to October 2015), and Frosted Flowers (where he has served as Chief Executive Officer since 2013). Mr. Chloupek also founded and served as Chief Operating Officer from January 2015 to June 2016 of BAS Research Center, California's first licensed medical cannabis manufacturing and research group, dedicated to developing pharmaceutical grade cannabis products. Additionally, Mr. Chloupek is the co-founder and has served since June 2017 as the President of Day-to-Day Ingredients, which supplies molecularly-infused sugar, salt and non-dairy powder creamer to infused product manufacturers in the California market and CBD product market globally. Mr. Chloupek also has helped build and support California's cannabis industry, as a founding member of both the California Cannabis Industry Association and the Citizens Coalition for Patient Care. We believe Mr. Chloupek's extensive experience in the industry and entrepreneurial background and knowledge will help further the Company's business goals and efforts.

Neil Ruditsky, Chief Operating Officer: Mr. Ruditsky has served as our Chief Operating Officer since August 2018. Mr. Ruditsky has spent more than two decades in senior leadership positions in the hospitality and cannabis industries, including with Coastal Americare (dba Elemental Wellness) where he served as VP of Business Development from July 2012 to February 2018, and the Pyramid Hotel Group where he served as General Manager from May 2006 to July 2012. Mr. Ruditsky also founded NSR Enterprises, a company that consulted with cannabis businesses on various operational issues.  Mr. Ruditsky holds a Bachelor of Science degree in Hospitality from Johnson & Wales University.

Mathew Lee, Chief Financial Officer, Treasurer and Secretary: Mr. Lee has served as our Chief Financial Officer, Treasurer and Secretary since September 2018. Mr. Lee has over ten years of experience in audit, finance, public company financial reporting and operations management. He began his career as a CPA, CA with Smythe LLP and performed financial statement audits and handled taxation matters for both publicly traded and privately held entities from January 2007 to December 2014. From December 2014 to November 2016, Mr. Lee was Manager of Operations for Raymond James Ltd., one of Canada's largest independent investment dealers with revenues in excess of $300 million and assets under administration in excess of $33 billion. Mr. Lee provided overall leadership and business direction to two teams of 40 associates while overseeing the execution and facilitation of transactions for Canadian operations. From November 2016 to November 2017, Mr. Lee served as Corporate Controller for AP Capital, a real estate investment company with assets under management of $150 million. Since November 2017, Mr. Lee has served as chief financial officer for multiple TSX-V and CSE listed companies with a focus on cannabis, mining, and technology. Mr. Lee has expertise in the areas of financial reporting, budgeting, forecasting, cash management and process improvement. Mr. Lee holds a Chartered Accountant designation with a Bachelor of Commerce Degree from the University of British Columbia.

Rakesh R. Patel, MD, Director: Dr. Patel has served as a member of our Board of Directors since August 2018. Dr. Patel is a renowned oncologist and clinical researcher, and has been a partner of leading oncology medical groups in Northern California since 2012. Dr. Patel served as a partner of Valley Medical Oncology Consultants from 2012 to 2016. In 2016, Dr. Patel formed Precision Cancer Specialists, an oncology services medical group, where he currently serves as Medical Director. Dr. Patel is a seasoned entrepreneur who has participated in multiple healthcare start-ups.  Dr. Patel received an M.D. from Indiana University in 1999 and completed Oncology training at the University of Wisconsin in 2004. Dr. Patel has served as a national principal investigator of registry research trials with responsibilities of trial design, patient accrual, data analyses, scientific presentations and development of publication strategy. We believe that Dr. Patel's entrepreneurial healthcare leadership background, combined with his strong clinical research and education experience, will help accelerate the medical side of the Company's business goals.

Norton Singhavon, Director: Mr. Singhavon has served as a member of our Board of Directors since August 2018. Mr. Singhavon is the co-founder and currently serves as CEO and Director of GTEC Holdings Ltd. (TSXV:GTEC; OTC:GGTTF) (established in June 2018), which wholly owns GreenTec Holdings Ltd. (established in June 2017) and its eleven subsidiaries vertically integrated across all major sectors of the Canadian cannabis industry. He is also the founder and has served as the Executive Chairman of Doventi Capital Inc., a company focused on cannabis sector investment, since 2015. Over the past five years, Mr. Singhavon has served as a director of several companies in the Canadian cannabis industry, including GreenTec Bio-Pharmaceuticals since 2013, PF Ventures Ltd. since 2014, and Zenalytic Laboratories from May 2015 to November 2018. Mr. Singhavon has extensive experience at the senior management level of capital investments and has been involved in several acquisitions, consolidations and start-ups in Canada's legal cannabis sector, both private and public. He has also served as an advisor to Invictus MD (TSXV:GENE; OTC:IVITF) and as an operations consultant for Cronos Group (TSX:CRON; NASDAQ:CRON). As an experienced corporate leader, Mr. Singhavon has gained valuable experience in regulatory matters, corporate matters, raising capital privately and publicly, and strategic corporate development within the public markets.

Kari Gothie, VP of Finance and Director: Ms. Gothie has served as our Vice President of Finance since June 2018 and as a member of our Board of Directors since June 2019. Ms. Gothie has over 30 years of financial experience, including as Vice President of Finance with Think Big Analytics (a Teradata Company) from November 2012 through September 2014 and as Chief Financial Officer and Board member of FocusFrame Inc. from November 2002 through March 2007. From October 2014 to May 2018, Ms. Gothie served as a partner and tax specialist for Gothie & Associates LLC in Connecticut, in addition to consulting with private companies in the Bay Area of Northern California, advising in all areas of finance, accounting, human resources and corporate governance. She began her career as a Certified Public Accountant (CPA) with KPMG and performed financial statement audits and handled taxation matters for both publicly traded and privately held entities from 1986 to 1989. From 1990 to 1993 she was a senior manager with a regional accounting firm Gothie & Company CPAs, working with private companies in all areas of audit, tax and compliance. She received her Master's in Business Administration from University California at Berkeley in 1995 and has spent all subsequent years working with start-up companies as both an employee and private consultant. Ms. Gothie has expertise in the areas of strategic analysis, budgeting, forecasting, cash management, and risk management.   She also has extensive experience in high growth organizations and mergers and acquisitions.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as disclosed above under “Legal Proceedings” in the “Business” section, we are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Compensation of Directors and Executive Officers

The following table represents information regarding the total compensation for the three highest paid executive officers or directors of the Company during the fiscal year ended December 31, 2019:

		Cash Compensation	Other Compensation(1)	Total Compensation
Name	Capacity in which compensation was received	($)	($)	($)
Douglas Chloupek	Chief Executive Officer, President and Director	$165,000	$2,194,261	$2,359,261
Neil Ruditsky	Chief Operating Officer	$165,000	$-	$165,000
Kari Gothie	VP Finance and Director	$165,000	$81,000	$246,000

(1)
Any values reported in the "Other Compensation" column, if applicable, represents the aggregate grant date fair value, computed in accordance with Accounting Standards Codification (ASC) 718 Share Based Payments, of grants of stock options to each of our named executive officers and directors.

Director Compensation

We have four directors. We currently do not pay our directors any cash compensation for their services as board members.

On July 20, 2019, our Board adopted the Company's 2019 Equity Incentive Plan (the "2019 Plan") and approved the grant of a total of 9,829,881 RSUs to our four directors as consideration for their services to the Company. Certain of the RSUs were fully vested as of the grant date, while others are subject to vesting over a period of two or three years following the grant date, with vesting commencing on August 1, 2019. Upon exercise of any vested RSUs, the Company will pay the recipients by delivery of Common Shares, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board and set forth in the applicable award agreement. The Company may grant additional awards to our directors in the future as compensation for their services, pursuant to the terms of the 2019 Plan.

Employment Agreements, Arrangements or Plans

Mr. Lee entered into a consulting agreement with Juva USA dated August 24, 2018 for a term of 12 months. Mr. Lee’s consulting agreement was extended for a term of 24 months pursuant to a new consulting agreement dated November 1, 2019, between Mr. Lee and the Company. Pursuant to the consulting agreement, Mr. Lee has agreed to perform certain services as Chief Financial Officer of the Company. The consulting agreement provides that Mr. Lee shall receive a monthly fee of CAD $5,000, which will be increased to CAD $7,500 per month upon the Company’s securities being listed on a stock exchange or traded on the over-the-counter marketplace. The consulting agreement may be terminated by Mr. Lee for any reason upon 30 days’ written notice to the Company, or by the Company for any reason upon 60 days' written notice or payment of two months' fees in lieu thereof, or by the Company without notice upon a material breach or in the event Mr. Lee is unable to provide the services for a period of thirty (30) consecutive days.

Mr. Ruditsky has entered into a verbal employment agreement with Juva USA. Pursuant to the verbal employment agreement, Mr. Ruditsky has agreed to perform certain services as Chief Operating Officer of Juva USA and the Company. The verbal employment agreement provides that Mr. Ruditsky will receive an initial base salary of $165,000 (subject to review and adjustment by the Board).

Ms. Gothie has entered into a verbal employment agreement with Juva USA. Pursuant to the verbal employment agreement, Ms. Gothie has agreed to perform certain services as Vice President of Finance of Juva USA and the Company. The verbal employment agreement provides that Ms. Gothie will receive an initial base salary of $165,000 (subject to review and adjustment by the Board).

Mr. Chloupek has entered into a verbal employment agreement with Juva USA. Pursuant to the verbal employment agreement, Mr. Chloupek has agreed to perform certain services as Chief Executive Officer of Juva USA and the Company. The verbal employment agreement provides that Mr. Chloupek will receive an initial base salary of $165,000 (subject to review and adjustment by the Board) and will be eligible for an annual management incentive bonus based upon the Company's financial results.  The Company intends to enter into a formal written employment agreement with Mr. Chloupek, which will provide that Mr. Chloupek will receive an initial base salary (subject to review and adjustment by the Board) and will be eligible for an annual management incentive bonus based upon the Company's financial results.

Pursuant to agreements with the Company and Juva USA, Mr. Chloupek was granted 300,000 options to purchase common stock of Juva USA at fair market value in August 2018 and an additional 2,225,000 options to purchase common stock of Juva USA at fair market value in May 2019.  He will be eligible for additional annual grants of options to purchase Common Shares of the Company pursuant to his ongoing employment arrangements with the Company.

Pursuant to an agreement with the Company and Juva USA, Mr. Chloupek and Dr. Patel are entitled to, subject to certain performance milestones and pro rata in proportion to their respective holdings of Juva USA as of July 31, 2018, up to an aggregate total amount of (i) 5,000,000 warrants to purchase Common Shares of the Company exercisable at a price of $0.35 per share and (ii) $500,000 in cash. As of the date hereof, no warrants have been exercised and no cash has been disbursed under this agreement.

On July 20, 2019, the Board adopted the 2019 Plan, which provides for the grant of stock options, stock appreciation rights, RSUs and other stock and cash-based awards to employees, officers, directors and consultants of the Company and employees, officers, directors and consultants of the Company's affiliated entities. The 2019 Plan will be administered by the Board, or a committee of the Board designated by the Board. The Board, as administrator, has the authority to determine the provisions, terms and conditions of each award granted pursuant to the 2019 Plan, including vesting schedules, forfeiture or repurchase provisions, forms of payment upon settlement of each award (i.e., cash, shares, or other consideration), payment contingencies and satisfaction of performance criteria.

On July 20, 2019, the Company granted a total of 10,429,881 RSUs to our directors and advisors pursuant to the 2019 Plan, including (i) 8,126,893 RSUs granted to Douglas Chloupek (fully vested as of the grant date), (ii) 1,352,988 RSUs granted to Rakesh Patel (1,127,988 of which are fully vested as of the grant date, and 225,000 of which are subject to vesting in equal quarterly installments over two years commencing August 1, 2019), (iii) 300,000 RSUs granted to Kari Gothie (subject to vesting in equal quarterly installments over three years commencing August 1, 2019), (iv) 50,000 RSUs granted to Norton Singhavon (subject to vesting in equal quarterly installments over three years commencing August 1, 2019), and (v) a total of 600,000 RSUs granted to four advisors (50% of which are fully vested as of the grant date, and 50% of which are subject to vesting in equal quarterly installments over two years commencing August 1, 2019). The Company may grant awards to our employees, officers, directors and consultants in the future pursuant to the terms of the 2019 Plan.

We do not currently have any other written employment agreements, arrangements or plans with any of our directors, officers or significant employees.

Item 4. Security Ownership of Management and Certain Securityholders

The following table shows the beneficial ownership of our Common Shares, as of April 20, 2020, held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers as a group. As of April 20, 2020, there were 120,110,251 Common Shares issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Common Shares subject to convertible securities, options, warrants and other rights which are currently exercisable or which may become exercisable within 60 days of the date hereof, are deemed outstanding and beneficially owned by the person holding such convertible securities, options, warrants or other rights for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.

 The percentages below are based on fully diluted Common Shares as of the date of this Annual Report. Unless otherwise indicated, the business address of each person listed is c/o Juva Life Inc., Suite 1500 – 885 West Georgia Street, Vancouver, British Columbia V6C 3E8.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Directors and Officers:

Douglas Chloupek	36,423,477 shares (2)	28.40%

All executive officers and directors as a group	48,630,169 shares (3)	37.40%

Greater than 10% Securityholders:
None
(1)	This Annual Report does not contemplate that any of our current listed shareholders will acquire any additional Common Shares as part of this Offering.
(2)	Includes 28,296,584 Common Shares and 8,126,893 fully vested RSUs granted July 20, 2019 pursuant to the Company's 2019 Plan.
(3)	Includes 38,972,510 Common Shares, 9,321,548 fully vested RSUs granted July 20, 2019, and 336,111 fully vested RSUs granted January 20, 2020 pursuant to the Company's 2019 Plan.

Item 5. Interest of Management and Others in Certain Transactions

Transactions with Related Persons

Except as described below and except for employment and compensation arrangements which are described under "Compensation of Directors and Executive Officers" above, since the inception of Juva USA and the Company, there has not been, nor is there currently proposed, any transaction in which the Company or any of its subsidiaries are or were a participant and the amount involved exceeds the lesser of $120,000 and 1% of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which any of our directors, executive officers, holders of more than 10% of our Common Shares or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

During the period from inception to December 31, 2019, the Company had the following related party transactions:
1.
The Company paid $602,281 (2018 - $276,469) in lease payments and a $27,240 (2018 - $56,211) security deposit to Best Leasing Services, Inc., a company owned by the CEO and a shareholder of the Company. The Company leases three of its facilities from Best Leasing Services, Inc. pursuant to sublease agreements, and approximately 90% of the payments under the sublease agreements are passed directly to the landlord of each property pursuant to the master lease agreements between the landlord and Best Leasing Services, Inc.

2.	In connection with the acquisition of Precision Apothecary and VG Enterprises in 2018, the Company assumed a total of $284,778 in amounts owed to the CEO and a director and shareholder of the Company.

On February 13, 2020, the Company entered into a Consulting Agreement with TME Consulting, LLC, pursuant to which TME Consulting will serve as a strategic advisory board for the Company and provide related advisory services. The agreement is for a term of one year and may be terminated by either party upon 30 days’ prior written notice to the other party. Pursuant to the agreement, TME Consulting is entitled to $10,000 per month and options to purchase 450,000 Common Shares of the Company, subject to monthly vesting over a period of 48 months. Rakesh Patel, a director of the Company, is a principal of TME Consulting.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), director(s) and significant shareholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of our Board, or an appropriate committee thereof. On a moving forward basis, our directors will continue to approve any related party transaction.

Item 6. Other Information

None.

Item 7. Financial Statements

Juva Life Inc.
Index to Financial Statements

Page
INDEPENDENT AUDITORS’ REPORT	F-3

AUDITED FINANCIAL STATEMENTS

Consolidated Statements of Financial Position as of December 31, 2019 and December 31, 2018	F-5

Consolidated Statements of Loss and Comprehensive Loss for the year ended December 31, 2019 and the period from June 29, 2018 (inception of Juva USA) through December 31, 2018	F-6

Consolidated Statements of Cash Flows for the year ended December 31, 2019 and for the period from June 29, 2018 (inception of Juva USA) through December 31, 2018	F-7

Consolidated Statements of Changes in Shareholders’ Equity for the year ended December 31, 2019 and for the period from June 29, 2018 (inception of Juva USA) through December 31, 2018	F-8

Notes to the Consolidated Financial Statements	F-9

Juva Life Inc.

Consolidated Financial Statements

As at and for the year ended December 31, 2019

(Expressed in US Dollars)

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Juva Life Inc.

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Juva Life Inc. (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2019 and 2018, and the consolidated statements of loss and comprehensive loss, cash flows and changes in shareholders’ equity (deficit) for the year ended December 31, 2019 and the period from incorporation on June 29, 2018 to December 31, 2018 and the related notes to the financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and the period from incorporation on June 29, 2018 to December 31, 2018 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a net loss of $8,980,603 during the year ended December 31, 2019 and has stated that substantial doubt exists about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

“DAVIDSON & COMPANY LLP”
Vancouver, Canada	Chartered Professional Accountants
April 22, 2020

Juva Life Inc.
Consolidated Statements of Financial Position
(Expressed in US dollars)

	Note	December 31, 2019	December 31, 2018

ASSETS

Current assets
Cash		$1,276,143	$2,358,086
Accounts receivable		4,905	-
Other receivables	7	181,175	-
Prepaid expenses		71,871	68,246
Total current assets		1,534,094	2,426,332

Non-current assets
Deposits	7	76,315	260,645
Intangible assets	9	83,541	83,541
Right of use assets	14	2,422,029	-
Property and equipment	8	2,500,151	328,129
Total non-current assets		5,082,036	672,315
Total assets		6,616,130	3,098,647

LIABILITIES
Accounts payable and accrued liabilities	10	515,001	156,904
Warrant liability	11	3,951,028	1,771,393
Current portion of lease liabilities	14	971,954	-
		5,437,983	1,928,297

Non-current liability
Lease liabilities	14	1,795,109	-
		7,233,092	1,928,297

SHAREHOLDERS’ EQUITY (DEFICIT)
Share capital	5	6,433,175	4,490,107
Option exercise proceeds receivable	5	(770,677)	-
Share subscriptions received in advance	5	3,472,174	-
Reserves	5	2,681,348	75,509
Other comprehensive loss		(82,894)	(25,781)
Deficit		(12,350,088)	(3,369,485)
Total shareholders’ equity (deficit)		(616,962)	1,170,350
Total liabilities and shareholders’ equity (deficit)		$6,616,130	$3,098,647

Nature of operations (Note 1)
Going concern (Note 2)
Commitments and contingencies (Note 15)
Subsequent events (Note 18)

These consolidated financial statements were authorized for issue by the Board of Directors on April 21, 2020.

Approved by the Board of Directors:
“Doug Chloupek” Director	“Dr. Rakesh Patel” Director
“Norton Singhavon” Director

Juva Life Inc.
Consolidated Statements of Loss and Comprehensive Loss
(Expressed in US dollars)

	Note	For the year ended December 31, 2019	For the period from incorporation on June 29, 2018 to December 31, 2018

Expenses
Consulting fees	10	$131,334	$173,149
Rent	10	50,765	286,826
Professional fees		574,151	407,529
Salaries and benefits	10	1,154,771	236,015
Marketing and promotion		223,139	186,771
Interest expense on lease liabilities	8, 14	435,103	-
Depreciation	8, 14	730,103	-
Permits		61,617	49,970
Share-based payments	5	3,159,444	52,681
Office and administration		415,719	90,653
Operating expenses		6,936,146	1,483,594

Other Item:
Change in fair value of warrant liability	11	1,987,836	1,023,586
Impairment of intangible assets	6	-	690,041
Foreign exchange loss		56,621	172,264
		2,044,457	1,885,891

Loss for the period		$8,980,603	$3,369,485

Other comprehensive loss
Foreign currency translation adjustment		57,113	25,781

Total comprehensive loss for the period		$9,037,716	$3,395,266

Basic and diluted loss per common share		$0.11	$0.07

Weighted average number of common shares outstanding		84,095,986	51,582,107

Juva Life Inc.
Consolidated Statements of Cash Flows
(Expressed in US dollars)

	For the year ended December 31, 2019	For the period from incorporation on June 29, 2018 to December 31, 2018

OPERATING ACTIVITIES
Loss for the period	$(8,980,603)	$(3,369,485)
Items not involving cash:
Change in fair value of warrant liability	1,987,836	1,023,586
Depreciation	730,103	-
Foreign exchange	-	50,115
Interest expense on lease liabilities	435,103	-
Share-based payments	3,159,444	52,681
Impairment of intangible assets	-	690,041
Changes in non-cash working capital items:
Accounts receivable	(4,905)	-
Prepaid expenses	(3,625)	(68,246)
Accounts payable and accrued liabilities	(26,832)	84,905
Cash used in operating activities	(2,703,479)	(1,536,403)

INVESTING ACTIVITIES
Purchase of property and equipment	(1,870,854)	(224,718)
Deposits	3,155	(39,344)
Purchase of intangible assets	-	(16,528)
Deposit on acquisition	-	(189,090)
Repayment of shareholder loans	-	(282,793)
Cash used in investing activities	(1,867,699)	(752,473)

FINANCING ACTIVITIES
Repayment of lease liability	(806,892)	-
Proceeds from issuance of shares	1,543,563	4,834,029
Share issuance costs	(673,889)	-
Share subscriptions received in advance	3,472,174	(111,172)
Cash provided by financing activities	3,534,956	4,722,857

Effect of foreign exchange on cash	(45,721)	(75,895)

Increase (decrease) in cash	(1,081,943)	2,358,086
Cash, beginning of the period	2,358,086	-
Cash, end of the period	$1,276,143	$2,358,086

Supplemental cash flow information (Note 16)

Juva Life Inc.
Consolidated Statements of Changes in Shareholders’ Equity
(Expressed in US dollars)

		Share Capital
	Note	Number	Amount		Share Proceeds Receivable		Share Subscriptions Received in Advance		Reserves		Other Comprehensive Loss		Deficit		Total Shareholders’ Equity (Deficit)
			$		$		$		$		$		$		$
June 29, 2018
Issuance of founder's shares	5	10		-		-		-		-		-		-		-
Share subscriptions received in advance	5	-		-		-		-		-		-		-		-
Shares issued for acquisition	5	35,000,000		537,885		-		-		-		-		-		537,885
Private placements - Juva USA	5	41,103,967		4,834,029		-		-		-		-		-		4,834,029
Share issuance costs	5	-		(134,000)		-		-		22,828		-		-		(111,172)
Warrant liability	11	-		(747,807)		-		-		-		-		-		(747,807)
Share-based payments	5	-		-		-		-		52,681		-		-		52,681
Foreign currency translation adjustment		-		-		-		-		-		(25,781)		-		(25,781)
Loss and comprehensive loss for the period		-		-		-		-		-		-		(3,369,485)		(3,369,485)
December 31, 2018		76,103,977		4,490,107		-		-		75,509		(25,781)		(3,369,485)		1,170,350

Private placement - Juva USA	5	1,542,867		400,376		-		-		-		-		-		400,376
Private placement - Juva Canada	5	4,440,535		1,143,187		-		-		-		-		-		1,143,187
Share issuance costs	5	-		(754,888)		-		-		10,516		-		-		(744,372)
Warrant liability	11	-		(180,405)		-		-		-		-		-		(180,405)
Share subscriptions received in advance	5	-		-		-		3,472,174		-		-		-		3,472,174
Exercise of stock options	5	8,400,000		1,368,233		(804,112)		-		(564,121)		-		-		-
Cancellation of shares	5	(600,000)		(33,435)		33,435		-		-		-		-		-
Share-based payments	5	-		-		-		-		3,159,444		-		-		3,159,444
Foreign currency translation adjustment		-		-		-		-		-		(57,113)		-		(57,113)
Loss and comprehensive loss for the year		-		-		-		-		-		-		(8,980,603)		(8,980,603)
December 31, 2019		89,887,379		6,433,175		(770,677)		3,472,174		2,681,348		(82,894)		(12,350,088)		(616,962)

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

1.	NATURE OF OPERATIONS

Juva Life Inc. (the “Company”) was incorporated under the laws of British Columbia on April 3, 2019.  The principal business of the Company is to acquire, own, and operate various cannabis business in the state of California. The Company’s registered office is 1055 West Georgia Street, 1500 Royal Centre, P.O. Box 11117, Vancouver, BC V6E 4N.

The Company is planning to operate in the medical and recreational cannabis sectors in California, USA.  While some states in the United States have authorized the use and sale of marijuana, it remains illegal under federal law and the approach to enforcement of U.S. federal laws against marijuana is subject to change.  Because the Company will be engaging in the marijuana-related activities in the US, it assumes certain risks due to conflicting state and federal laws.  The federal law relating to marijuana could be enforced at any time and this would put the Company at risk of being prosecuted and having its assets seized when the Company starts operations in the cannabis sector.

On May 30, 2019, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with its wholly owned subsidiary, Juva Holdings (California) Ltd. (“SubCo”), a company incorporated under the laws of the State of California, USA for purposes of the merger, and Juva Life, Inc. (“Juva USA”), a company incorporated under the laws of the State of California, USA.  Under the terms of the Agreement, SubCo merged with Juva USA, the legal existence of SubCo ceased and Juva USA was the surviving entity, becoming a wholly owned subsidiary of the Company.  After the transaction, the Company will apply for a listing on the Canadian Securities Exchange (“CSE”).

The merger is not a business combination and does not result in any change of economic substance as the shareholders group before and after the merger does not change.  Accordingly, the consolidated financial statements of the Company is a continuation of Juva USA.

2.	GOING CONCERN

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations as they come due. In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future, which is at least, but is not limited to, twelve months from the end of the reporting period. The Company incurred a net loss of $8,980,603 during the year ended December 31, 2019.  Management is aware, in making its assessment, of material uncertainties related to events or conditions that casts substantial doubt upon the Company's ability to continue as a going concern.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

3.	BASIS OF PRESENTATION

These consolidated financial statements have been prepared on a historical cost basis. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information. The accounting policies below have been applied to all periods presented in these consolidated financial statements and are based on International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretation Committee (“IFRIC”).

The policies applied in these consolidated financial statements are based on IFRS issued and effective as of December 31, 2019.

3.1.	Basis of measurement

These consolidated financial statements have been prepared using the measurement basis specified by IFRS for each type of asset, liability, revenue and expense.

3.2.	Significant judgments, estimates and assumptions

The preparation of the Company’s consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.

Critical adjustments exercised in applying accounting polices that have the most significant effect on the amounts recognized in the consolidated statements are as follows:

Determination of functional currency

The Company determines the functional currency through an analysis of several indicators such as expenses and cash flow, financing activities, retention of operating cash flows, and frequency of transactions within the reporting entity.

Assets acquisition

The Company acquired two private companies on July 31, 2018 (Note 6). The process for determining whether the acquisition was an asset purchase versus a business acquisition was performed and primary consideration was given to the stage of operations, among other items. Shares issued for the acquisition were valued on the issue date and the excess of overall acquisition costs over net assets acquired was attributed to the intangible assets acquired.

Going concern

The preparation of the consolidated financial statements requires management to make judgments regarding the going concern of the Company as previously discussed in note 2.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

3.	BASIS OF PRESENTATION (continued)

Impairment of long-lived assets

The Company performs impairment testing annually for long-lived assets as well as when circumstances indicate that there may be impairment for these assets. Management judgement is involved in determining if there are circumstances indicating that testing for impairment is required, and in identifying cash generating unit (“CGU”) for the purpose of impairment testing.

The Company assesses impairment by comparing the recoverable amount of a long-lived asset, CGU, or CGU group to its carrying value. The recoverable amount is defined as the higher of: (i) value in use; or (ii) fair value less cost to sell. The determination of the recoverable amount involves management judgement and estimation. These estimates and assumptions could affect the Company’s future results if the current estimates of future performance and fair values change.

Estimation Uncertainty

The following are key assumptions concerning the future and other key sources of estimation uncertainty that have a significant risk of resulting in a material adjustment to the carrying amount of assets and liabilities within the next financial year:

Depreciation and amortization

The Company’s equipment and finite-life intangible assets are depreciated and amortized using straight-line method, taking into account the estimated useful lives of the assets and residual values. Changes to these estimates may affect the carrying value of these assets, net earnings, and comprehensive income (loss) in future periods.

Income taxes

Provisions for income taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. The Company reviews the adequacy of these provisions at the end of the reporting period. However, it is possible that at some future date an additional liability could result from audits by taxing authorities. Where the final outcome of these tax-related matters is different from the amounts that were originally recorded, such differences will affect the tax provisions in the period in which such determination is made.

Valuation of share-based compensation

The Company uses the Black-Scholes option pricing model for valuation of share-based.  Option pricing models require the input of subjective assumptions including expected price volatility, interest rate, and forfeiture rate.  Changes in input assumptions can materially affect the fair value estimate and the Company’s earnings and equity reserves.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

3.	BASIS OF PRESENTATION (continued)

3.3	Basis of consolidation

In addition to Juva USA, as mentioned previously, these consolidated financial statements incorporate the financial statements of the Company and its wholly controlled subsidiaries, Precision Apothecary Inc. (“Precision”), VG Enterprises LLC (“VG”), Juva RWC Inc., and Juva Stockton Inc., all of which were incorporated in the state of California and 1177988 B.C. Ltd., a company incorporated in British Columbia, Canada.  Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The consolidated financial statements include the accounts of the Company and its direct wholly-owned subsidiaries.  All significant intercompany transactions and balances have been eliminated.

Where the Company’s interest is less than 100%, the interest attributable to outside shareholders is reflected in non-controlling interest. Non-controlling interests in the net assets of consolidated subsidiaries are identified separately from the Company’s equity therein. Non-controlling interests consist of the amount of those interests at the date of the original business combination and the non-controlling interests’ share of changes in equity since the date of the combination.

4.	SIGNIFICANT ACCOUNTING POLICIES

4.1	Impairment of Non-Financial Assets

At the end of each reporting period, the carrying amounts of the Company’s assets are reviewed to determine whether there is any indication that those assets are impaired.  If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any.  The recoverable amount is the higher of fair value less costs to sell and value in use.  Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties.  In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.  If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit or loss for the period.  For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

For assets that generate largely independent cash inflows, which is comprised of intangible assets of the Company, the recoverable amount is determined for the cash generating unit (‘CGU’) to which the asset belongs. Where an impairment loss subsequently reverses, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or CGU in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (continued)

4.2	Provisions

Liabilities are recognized when the Company has a present obligation (legal or constructive) that has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation. A provision is a liability of uncertain timing or amount.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects the current market assessments of the time value of money and the risk specific to the obligation.  The increase in the provision due to the passage of time is recognized as a finance expense.

4.3	Income Taxes

Tax expense recognized in profit or loss comprises the sum of deferred tax and current tax not recognized in other comprehensive income or directly in equity.

Current tax assets and liabilities comprise those obligations to, or claims from, fiscal authorities relating to the current or prior reporting periods, that are unpaid at the reporting date. Current tax is payable on taxable profit which differs from profit or loss in the consolidated financial statements.  Calculation of current tax is based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred taxes are calculated using the liability method on temporary differences between the carrying amounts of assets and liabilities and their tax bases. Deferred tax is not provided on the initial recognition of goodwill or on the initial recognition of an asset or liability unless the related transaction is a business combination or affects taxable profit or accounting profit. Deferred tax liabilities on temporary differences associated with shares in subsidiaries and joint ventures is not provided for if reversal of these temporary differences can be controlled by the Company and it is probable that reversal will not occur in the foreseeable future.

Deferred tax assets and liabilities are measured using substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are likely to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in profit or loss in the period that includes the substantive enactment date. Deferred tax assets are recognized for all temporary differences, carry-forward of unused tax credits and unused tax losses to the extent that it is probable that future taxable profits will be available against which they can be utilized.

Deferred tax assets and liabilities are offset only when the Company has a right and intention to offset current tax assets and liabilities from the same taxation authority and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same entity or different entities which intend to settle current tax assets and liabilities on a net basis or simultaneously in each future period in which significant amounts of deferred tax assets or liabilities are expected to be recovered or settled.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Changes in deferred tax assets or liabilities are recognized as a component of income or expense in profit or loss, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity, respectively.

4.4	Share capital

The Company records proceeds from share issuances net of issue costs and any tax effects in shareholders’ equity.  Common shares issued for consideration other than cash are valued based on their market value at the date the shares were granted.  Common shares held by the Company are classified as treasury stock and recorded as a reduction to shareholders’ equity.

The Company has adopted a residual value method with respect to the measurement of shares and warrants issued as private placement units.  The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component.  The Company considers the fair value of common shares issued in private placements to be the more easily measurable component of unit offerings and the common shares are valued at their fair value, as determined by the closing quoted bid price on the announcement date.  The balance, if any, is allocated to any attached warrants or other features.  Any fair value attributed to warrants is recorded as reserves.

4.5	Share-based Payments

Share-based payment arrangements in which the Company receives goods or services as consideration for its own equity instruments are accounted for as equity-settled transactions and, when determinable, are recorded at the value of the goods and services received. If the value of the goods and services received is not determinable, then the fair value of the share-based payment is used.

The Company uses a fair value-based method (Black-Scholes Option Pricing Model) for all share options granted to directors, employees and non-employees. For directors and employees, the fair value of the share options is measured at the date of grant. For grants to non-employees where the fair value of the goods or services is not determinable, the fair value of the share options is measured on the date the services are received.

The fair value of share-based payments is charged to profit or loss, with the offsetting credit to contributed surplus. For directors, employees and consultants, the share options are recognized over the vesting period based on the best available estimate of the number of share options expected to vest.  If options vest immediately, the expense is recognized when the options are issued.  Estimates are subsequently revised if there is any indication that the number of share options expected to vest differs from previous estimates. Any cumulative adjustment prior to vesting is recognized in the current period.  No adjustment is made to any expense recognized in prior periods where vested. For non-employees, the share options are recognized over the related service period. When share options are exercised, the amounts previously recognized in reserves are transferred to share capital.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (continued)

In the event share options are forfeited prior to vesting, the associated fair value recorded to date is reversed. The fair value of any vested share options that expire remain in reserves.
4.6	Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.  Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

4.7 Property and Equipment

Equipment and leasehold improvement items are carried at cost less accumulated depreciation and accumulated impairment losses. In the year of acquisition, depreciation is recorded at one-half the normal rate.  Depreciation is recognized using the straight-line method at the following annual rates:

Equipment	Straight-Line	10%
Leasehold Improvements	Straight-Line	over lease term

Equipment that is withdrawn from use, or has no reasonable prospect of being recovered through use or sale, are regularly identified and written off.

The assets' residual values, depreciation methods and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

Subsequent expenditure relating to an item of property and equipment is capitalized when it is probable that future economic benefits from the use of the assets will be increased. All other subsequent expenditures are recognized as repairs and maintenance expense.

4.8	Intangible assets

Intangible assets are recognized and measured at cost. Intangible assets with finite useful lives are amortized using the straight-line method over the useful life of the asset. The Company conducts an annual assessment of the residual balances, useful lives and amortization methods being used for intangible assets and any changes arising from the assessment are applied by the Company prospectively.  Intangible assets with indefinite useful lives are not amortized.  An impairment test on intangible assets is performed annually or whenever there is indication that the intangible asset is impaired.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (continued)

4.9	Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net income (loss) (the numerator) by the weighted average number of outstanding common shares for the period (denominator). In computing diluted earnings per share, an adjustment is made for the dilutive effect of outstanding share options, warrants and other convertible instruments.

In the periods when the Company reports a net loss, the effect of potential issuances of shares under share options and other convertible instruments is anti-dilutive. Therefore, basic and diluted loss per share are the same. When diluted earnings per share is calculated, only those share options and other convertible instruments with exercise prices below the average trading price of the Company’s common shares for the year will be dilutive.

4.10	Financial Instruments
Financial assets
On initial recognition, financial assets are recognized at fair value and are subsequently classified and measured at: (i) amortized cost; (ii) fair value through other comprehensive income (“FVOCI”); or (iii) fair value through profit or loss (“FVTPL”). The classification of financial assets is generally based on the business model in which a financial asset is managed and its contractual cash flow characteristics. A financial asset is measured at fair value net of transaction costs that are directly attributable to its acquisition except for financial assets at FVTPL where transaction costs are expensed. All financial assets not classified and measured at amortized cost or FVOCI are measured at FVTPL. On initial recognition of an equity instrument that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment’s fair value in other comprehensive income.

The classification determines the method by which the financial assets are carried on the statement of financial position subsequent to inception and how changes in value are recorded. Cash, accounts receivable, and other receivables are measured at amortized cost.

Impairment
An ‘expected credit loss’ impairment model applies which requires a loss allowance to be recognized based on expected credit losses. The estimated present value of future cash flows associated with the asset is determined and an impairment loss is recognized for the difference between this amount and the carrying amount as follows: the carrying amount of the asset is reduced to estimated present value of the future cash flows associated with the asset, discounted at the financial asset’s original effective interest rate, either directly or through the use of an allowance account and the resulting loss is recognized in profit or loss for the year.

In a subsequent period, if the amount of the impairment loss related to financial assets measured at amortized cost decreases, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial liabilities
Financial liabilities are designated as either: (i) fair value through profit or loss; or (ii) amortized cost. All financial liabilities are classified and subsequently measured at amortized cost except for financial liabilities at FVTPL. The classification determines the method by which the financial liabilities are carried on the statement of financial position subsequent to inception and how changes in value are recorded. Accounts payable and accrued liabilities and lease obligations are classified as and measured at amortized cost and carried on the statement of financial position at amortized cost.

Derivative financial instruments
The Company issues warrants exercisable in a currency other than the Company’s functional currency and as a result, the warrants are derivative financial instruments.

Derivative financial instruments are initially recognized at fair value and subsequently measured at fair value with changes in fair value recognized in profit or loss. Transaction costs are recognized in profit or loss as incurred.

4.11	Share Issuance Costs

Share issuance costs, which include commissions, facilitation payments, professional fees and regulatory fees, are charged directly to share capital.

4.12	Comprehensive Income (Loss)

Total comprehensive income (loss) comprises all components of profit or loss and other comprehensive income.  Other comprehensive income (loss) includes items such as gains and losses on re-measuring FVOCI financial assets and the effective portion of gains and losses on hedging instruments in a cash flow hedge.

4.13	Foreign Currency Translation

The functional currency is the currency of the primary economic environment in which the entity operates.  The functional currency for the Company and all of its US subsidiaries is the US dollar.  The functional currency of its Canadian subsidiary is the Canadian dollar.  The functional currency determination was conducted through an analysis of the consideration factors identified in IAS 21, the Effects of Changes in Foreign Exchange Rates.

Transactions in currencies other than the US dollar are recorded at exchange rates prevailing on the date of the transaction.  At the end of each reporting period, monetary assets and liabilities of the Company that are denominated in a foreign currency are translated at the rate of exchange prevailing at the statement of financial position date, while non-monetary assets and liabilities are translated at the exchange rate prevailing on the transaction date.  Revenues and expenses are translated at the exchange rates approximating those in effect on the date of the transaction. Exchange gains and losses arising on translation are included in the consolidated statement of loss and comprehensive loss.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (continued)

The results and financial position of all the consolidated entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows: (i) assets and liabilities for each statement of financial position presented are translated at the rate of exchange in effect as at the date of statement of financial position; (ii) income and expense items for each statement of loss and comprehensive loss are translated at the average rates of exchange in effect during the reporting period; and (iii) all resulting exchange differences are recognized in accumulated other comprehensive income (loss).

4.14  Adoption of new accounting policy - leases

Impact of application of IFRS 16 Leases

Effective January 1, 2019, the Company adopted IFRS 16 using the modified retrospective application method, where the 2018 comparatives are not restated and the cumulative effect of initially applying IFRS 16 has been recorded on January 1, 2019 for any differences identified. The Company has determined that the adoption of IFRS 16 resulted in no adjustments to the opening balance of accumulated deficit.

IFRS 16 introduces significant changes to the lessee accounting by removing the distinction between operating and finance leases under IFRS 17 and requiring the recognition of a right-of-use asset (“ROU asset”) and a lease liability at the lease commencement for all leases, except for short-term leases (lease terms of 12 months or less) and leases of low value assets.

In applying IFRS 16 for all leases, except as noted above, the Company (i) recognizes the ROU asset and lease liabilities in the statement of financial position, initially measured at the present value of future lease payments; (ii) recognizes the depreciation of ROU assets and interest on lease liabilities in the consolidated statement of loss and comprehensive loss; and (iii) separates the total amount of cash paid into a principal portion (presented in financing activities) and interest (presented within operating activities) in the consolidated statements of cash flows. For short-term leases and leases of low value assets, the Company has opted to recognize a lease expense on a straight-line basis, and this expense is presented within office and miscellaneous in the consolidated statements of loss and comprehensive loss.

The Company has made use of the following practical expedients available on transition to IFRS 16:

•	Measure the ROU assets equal to the lease liability calculated for each lease;
•	Measure the ROU assets equal to the lease liability calculated for each lease;
•
Apply the recognition exemptions for low value leases and leases that end within 12 months of the date of initial application, and account for them as low value and short-term leases, respectively; and

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (continued)

As at January 1, 2019, the Company recognized $3,138,853 in right-of-use assets and in lease liabilities as summarized below.

	$
Minimum lease payments under operating leases as of December 31, 2018		4,346,358
Effect from discounting at the incremental borrowing rate as of January 1, 2019		(1,207,505)

Right-of-use assets and lease liabilities recognized as of January 1, 2019		3,138,853

The incremental borrowing rate for lease liabilities initially recognized on adoption of IFRS 16 was 15%.

New accounting policy for leases under IFRS 16

The Company assesses whether a contract is or contains a lease, at the inception of a contract. The Company recognizes a ROU asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, at the commencement of the lease, with the following exceptions: (i) the Company has elected not to recognize ROU assets and liabilities for leases where the total lease term is less than or equal to 12 months, or (ii) for leases of low value. The payments for such leases are recognized in the consolidated statement of loss and comprehensive loss on a straight-line basis over the lease term.

The ROU asset is initially measured based on the present value of lease payments, lease payments made at or before the commencement day, and any initial direct costs. They are subsequently measured at cost less accumulated depreciation and impairment losses. The ROU asset is depreciated over the shorter of the lease term or the useful life of the underlying asset. The ROU asset is subject to testing for impairment if there is an indicator of impairment.

The lease liability is initially measured at the present value of lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Company uses its incremental borrowing rate. Lease payments include fixed payments less any lease incentives, and any variable lease payments where variability depends on an index or rate. When the lease contains an extension or purchase option that the Company considers reasonably certain to be exercised, the cost of the option is included in the lease payments.

ROU assets are presented separately from property and equipment, and the lease liability is presented as a separate line in the consolidated statement of financial position. Variable lease payments that do not depend on an index or rate are not included in the measurement of the ROU asset and lease liability. The related payments are recognized as an expense in the period in which the triggering event occurs and are included in the consolidated statement of loss and comprehensive loss.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

5.	EQUITY

5.1 Authorized Share Capital

Unlimited number of common shares with no par value.

5.2 Shares Issued

Shares issued and outstanding as at December 31, 2019 are 89,887,379 Class A common shares

During the year ended December 31, 2019, the Company issued:

a)
On April 17, 2019, Juva USA issued 1,542,867 units at a price of CDN $0.35 per unit for gross proceeds of CDN $540,003 (USD $400,376).  The units are comprised of one common share and one-half common share purchase warrant.  Each warrant is exercisable at CDN $0.60 for a period of 18 months.  In connection with this financing, the Company paid finders’ fees of 7% on a portion of the gross proceeds and issued 68,285 finders’ warrants, with each warrant entitling the holder to purchase one common share of the Company at a price of CDN $0.60 for a period of 18 months after issuance.

b)
On July 11, 2019, the Company issued 4,251,964 units at a price of CDN $0.35 per unit for gross proceeds of CDN $1,488,187 (USD $1,143,187).  The units are comprised of one common share and one-half common share purchase warrant.  Each warrant is exercisable at CDN $0.60 for a period of 18 months.  In connection with this financing, the Company paid finders’ fees of 7% on a portion of the gross proceeds and issued 90,125 finders’ warrants, with each warrant entitling the holder to purchase one common share of the Company at a price of CDN $0.60 for a period of 18 months after issuance.

c)	The Company issued 188,571 shares as part of the private placement that closed November 16, 2018.

d)	The Company received subscriptions in advance of $3,472,174 as part of its current Regulation A, Tier 2 offering under the Securities Act of 1933, as amended (See Note 18).

e)
The Company issued 8,400,000 shares upon the exercise of stock options with exercise prices ranging from CAD 0.02 to CAD 0.35 per share for gross proceeds of $804,112, which are recorded as share proceeds receivable.

f)	The Company cancelled 600,000 shares with a value of $33,435. These shares were issued upon the exercise of 600,000 stock options.

During the period ended December 31, 2018, Juva USA issued:

a)	10 founder common shares at a value of $0.01;

b)	35,000,000 common shares with a value of $537,885 pursuant to the acquisition of Precision and VG (Note 6).

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

5.	EQUITY (continued)

c)	On August 8, 2018, the Company issued 15,000,000 common shares at a price of CDN $0.02 per common share for gross proceeds of CDN $300,000 (USD $233,295).

d)
On August 31, 2018, the Company issued 10,400,000 units at a price of CDN $0.05 per unit for gross proceeds of CDN $520,000 (USD $404,375).  The units are comprised of one common share and one-half common share purchase warrant.  Each warrant is exercisable at CDN $0.05 for a period of one year.  See Note 11.

e)
On October 23, 2018, the Company issued 3,631,643 units at a price of CDN $0.35 per unit for gross proceeds of CDN $1,271,075 (USD $970,434).  The units are comprised of one common share and one-half common share purchase warrant.  Each warrant is exercisable at CDN $0.60 for a period of 18 months (see Note 11).  In connection with this financing, the Company paid finders’ fees of 7% on a portion of the gross proceeds and issued 158,620 finders’ warrants, with each warrant entitling the holder to purchase one common share of the Company at a price of CDN $0.60 for a period of 18 months after issuance; and

f)
On November 16, 2018, the Company issued 12,072,324 units at a price of CDN $0.35 per unit for gross proceeds of CDN $4,225,313 (USD $3,225,925).  The units are comprised of one common share and one-half common share purchase warrant.  Each warrant is exercisable at CDN $0.60 for a period of 18 months (see Note 11).  In connection with this financing, the Company paid finders’ fees of 7% on a portion of the gross proceeds and issued 117,985 finders’ warrants, with each warrant entitling the holder to purchase one common share of the Company at a price of CDN $0.60 for a period of 18 months after issuance.

5.3 Stock Options

The Company adopted a Stock Option Plan (the “Plan”) whereby the maximum number of shares reserved for issue under the plan shall not exceed 20% of the issued and outstanding shares.  Under the Plan, the Board of Directors may from time to time authorize the grant of options to directors, employees, and consultants of the Company. Under the terms of the Plan, options will be exercisable for periods up to ten years and must have an exercise price not less than the fair market value of a share on the grant date. The term of the options granted to a 10% shareholder shall not exceed ten years. Vesting provision is determined by the Board of Directors at the grant date.

During the year ended December 31, 2019, Juva USA:

a)
Granted 2,675,000 stock options to directors, officers, and consultants of the Company. Each option is exercisable at CDN$0.35 for a period of 10 years.  The stock options were valued using the Black-Scholes option pricing model.   See Note 5.5

b)
Amended the terms of certain stock options granted during the period ended December 31, 2018 and allowed for early exercise of these stock options, with any unvested shares to be held in trust until such time as shares vest per the terms of the original agreements. The Company issued 8,400,000 common shares pursuant to exercise of stock options with exercise prices ranging from CDN$0.02 to CDN$0.35.  As at December 31, 2019, 3,140,000 shares out of the 8,400,000 shares were held in trust.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

5.	EQUITY (continued)

During the period ended December 31, 2018, Juva USA granted:

a)	5,125,000 stock options to directors, officers, and consultants of the Company. Each option is exercisable at CDN $0.02 for a period of 10 years; and

b)	1,050,000 stock options to directors, officers, and consultants of the Company. Each option is exercisable at prices ranging from CDN $0.05 to CDN $0.055 for a period of 10 years.

A summary of the changes in stock options is presented below:

	Number of options	Weighted average exercise price
		CAD $
Balance, June 29, 2018	-	-
Granted	6,775,000	0.03
Balance, December 31, 2018	6,775,000	0.03
Granted	2,675,000	0.35
Cancelled	(1,050,000)	0.04
Exercised	(8,400,000)	0.13
Balance, December 31, 2019	-	-

5.4	Share purchase warrants

During the year ended December 31, 2019, the Company amended the terms of warrants that expired on August 31, 2019.  The Company extended the expiry date to the earlier of a) 18 months after the date the Company is listed on the CSE; and b) December 31, 2023.  The warrants will vest 25% immediately upon listing with the remaining vesting 25% each quarter there after.

A summary of the changes in warrants is presented below:

	Number of warrants	Weighted average exercise price
		CDN $
Balance, June 29, 2018	-	-
Granted	13,505,719	0.03
Balance, December 31, 2018	13,505,719	0.39
Granted	3,055,826	0.60
Balance, December 31, 2019	16,561,545	0.40

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

5.	EQUITY (continued)

The following share purchase warrants were outstanding as at December 31, 2019:

Outstanding	Exercisable	Exercise Price	Expiry Date
		CDN $
1,974,442	1,974,442	0.60	23-Apr-20
6,331,277	6,331,277	0.60	16-May-20
839,719	839,719	0.60	17-Oct-20
2,216,107	2,216,107	0.60	29-Jan-21
5,200,000	-	0.60	31-Dec-23

16,561,545	11,361,545

5.5 Restricted Share Unit Award Plan

In 2019, the Company adopted an Equity Incentive Plan (“the Plan”) whereby the aggregate number of common shares issuable pursuant to the Plan combined with all of the Company’s other security based compensation arrangements, including the Company’s Stock Option Plan, shall not exceed 20% of the Company’s outstanding shares.

On July 20, 2019, the Company granted 10,429,881 restricted stock units (“RSUs”) to directors, officers and consultants of the Company.  The RSUs have varying vesting terms and expire on July 20, 2029.  The RSUs were valued using the fair market value of CDN $0.35 (USD $0.27) at the time of grant.  Accordingly, an amount of $2,670,832 was recorded in share-based payment expense in the consolidated statements of loss and comprehensive loss.

5.6 Share-based payment expense and reserves

Pursuant to vesting schedules, the share-based payment expense for the stock options that were granted during the year ended December 31, 2019 was $488,612 (December 31, 2018 - $52,681) and was recorded in the consolidated statements of loss and comprehensive loss.

The fair value of the stock options that were granted during the year ended December 31, 2019 was calculated using the Black-Scholes option pricing model with the following weighted average assumptions:
	2019	2018
Risk-free interest rate	1.45%	2.49%
Expected stock price volatility	100%	100%
Expected dividend yield	0.0%	0.0%
Expected option life in years	10.0	10.0

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

5.	EQUITY (continued)

The fair value of stock option granted was $0.22 (2018 - $0.02) per option.

Pursuant to the financings on April 17, 2019 and July 11, 2019, the share-based payment expense for the warrants that were granted was $10,516. The fair value of the finder’s warrants was calculated using the Black-Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	1.51%
Expected stock price volatility	100%
Dividend payment during liife of warrant	Nil
Expected forfeiture rate	Nil
Expected dividend yield	0.0%
Expected warrant life in years	1.5
Weighted average exercise price	$0.43	(CDN $0.60)
Weighted average share price	$0.27	(CDN $0.35)

The fair value of warrants granted was $0.07 (2018 - $0.08) per warrant.

Pursuant to the financing on October 23, 2018, the share-based payment expense for the 158,600 finder’s warrants that were granted was $13,090. The fair value of the finder’s warrants was calculated using the Black-Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	2.14%
Expected stock price volatility	92%
Dividend payment during life of warrant	Nil
Expected forfeiture rate	Nil
Expected dividend yield	0.0%
Expected warrant life in years	1.5
Weighted average exercise price	$0.43	(CDN $0.60)
Weighted average share price	$0.27	(CDN $0.35)

The fair value of the warrants granted was $0.08 per warrant.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

5.	EQUITY (continued)

Pursuant to the financing on November 16, 2018, the share-based payment expense for the 117,985 finder’s warrants that were granted was $9,738. The fair value of the finder’s warrants was calculated using the Black-Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	2.14%
Expected stock price volatility	92%
Dividend payment during life of warrant	Nil
Expected forfeiture rate	Nil
Expected dividend yield	0.0%
Expected warrant life in years	1.5
Weighted average exercise price	$0.43	(CDN $0.60)
Weighted average share price	$0.27	(CDN $0.35)

The fair value of the warrants granted was $0.08 per warrant.

6.	ACQUISITIONS

On July 31, 2018, the Company entered into a Contribution and Equity Exchange Agreement with the shareholders of Precision and VG whereby the Company acquired all of the issued and outstanding shares of Precision and VG for the issuance of 35,000,000 common shares of the Company.  The fair value of the common shares issued was $537,885 and was based on a recent private placement share price completed.  The Company has accounted for the acquisitions as purchase of assets and assumption of liabilities.  The transaction did not qualify as a business combination under IFRS 3, Business Combination.  The acquisition of Precision and VG was treated as asset acquisitions.

The fair value of the assets acquired, and liabilities assumed from Precision as at date of acquisition were as follows:

Consideration
Value of 32,425,000 common shares issued	$498,312
Total consideration value:	$498,312
Net assets acquired
Security deposit	$32,211
Intangible assets	690,041
Accounts payable and accrued liabilities	(50,924)
Due to shareholders	(173,016)
Net assets acquired:	$498,312

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

6.	ACQUISITIONS (continued)

Precision holds a trademark and associated copyrights and customer lists, branding and other promotional materials used under this trademark.  The excess of consideration over net assets has been allocated to the intangible assets related to the trade name and customer lists.  The Company has classified the trademark and customer lists as intangible assets with infinite life.  Precision and the Company are related by way of the common director and the acquisition is considered to be a related party transaction.  As at December 31, 2018, the Company performed an impairment assessment of these assets and determined that they are impaired.  Accordingly, the Company recorded an impairment charge totalling $690,041.

The fair value of the assets acquired, and liabilities assumed from VG as at date of acquisition were as follows:

Consideration
Value of 2,575,000 common shares issued	$39,573
Total consideration value:	$39,573
Net assets acquired
Property and equipment	$82,336
Intangible assets	67,014
Due to shareholders	(109,777)
Net assets acquired:	$39,573

During the period, VG entered into one lease agreement and the Company entered into one lease agreement to facilities for cannabis cultivation, manufacturing and processing.  Amortization on the permits will commence once the facilities are operational.  The excess of consideration over net assets has been allocated to the intangible assets related to the future lease rights.  During the period, the Company performed an impairment assessment on these assets and determined that no impairment existed.

7.	DEPOSITS AND OTHER RECEIVABLES

a)
During the year ended December 31, 2018, the Company entered into a letter of intent (the “LOI”) to acquire KindRub Collective (“Kind”).  As part of the LOI, the Company paid $150,000 on deposit and loaned Kind $39,090 as part of a separate management agreement.  During the year ended December 31, 2019, the LOI was terminated.  $7,915 was repaid by Kind during the period.  The Company is pursuing collection of the deposit and loaned funds and accordingly has reclassified $181,175 as other receivables as at December 31, 2019.

b)
In connection with the acquisition of Precision, the Company assumed security deposits on certain leases totalling $32,211.  In addition, the Company paid a total of $39,344 on additional leases that it entered into during the period ended December 31, 2018.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

8.	PROPERTY AND EQUIPMENT

Cost	Equipment	Leasehold Improvements	Total
Balance, June 29, 2018	$-	$-	$-
Additions	74,436	253,693	$328,129
Balance, December 31, 2018	$74,436	$253,693	$328,129
Additions	696,141	1,489,160	2,185,301
Balance, December 31, 2019	$770,577	$1,742,853	$2,513,430

Accumulated Amortization
Balance, June 29, 2018	$-	$-	$-
Additions	-	-	-
Balance, December 31, 2018	$-	$-	$-
Additions	13,279	-	13,279
Balance, December 31, 2019	$13,279	$-	$13,279

Net Book Value
Balance, December 31, 2018	$74,436	$253,693	$328,129
Balance, December 31, 2019	$757,298	$1,742,853	$2,500,151

9.	INTANGIBLE ASSETS

The Company’s intangible assets include lease rights acquired from VG in the amount of $67,014 and a domain name acquired for $16,527 for a total of $83,541.

Cost	Lease rights	Domain name	Total
Balance, December 31, 2018 and December 31, 2019	$67,014	$16,527	$83,541

10.	RELATED PARTY TRANSACTIONS AND BALANCES

Relationships	Nature of the relationship

Key management
Key management are those personnel having the authority and responsibility for planning, directing and controlling the Company and include the President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, VP Finance, and VP Cultivation.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

10.	RELATED PARTY TRANSACTIONS AND BALANCES (continued)

During the year ended December 31, 2019, the Company had the following related party transactions:
a)
The Company paid $602,281 (2018 - $276,469) in lease payments and a $27,240 (2018 - $56,211) security deposit to Best Leasing Services, Inc., a company 100% owned by the CEO and a shareholder of the Company;

b)	The Company paid $752,837 (2018 - $83,116) in salaries and consulting fees to key management of the Company;
c)	In connection with the acquisition of Precision and VG, the Company assumed a total of $Nil (2018 - $284,778) in amounts owed to the CEO and director of the Company;
d)	The Company recorded share-based compensation of $429,743 (2018 - $24,791) for the vested portion of options granted to key management; and
e)	The Company recorded share-based compensation of $2,517,817 (2018 - $Nil) for the vested portion of RSUs granted to officers and directors.

Included in accounts payable and accrued liabilities as at December 31, 2019 is $31,750 (2018 - $53,592) owed to the CEO and CFO of the Company.

11.	WARRANT LIABILITY

In connection with the private placements completed during the periods ended December 31, 2018, the Company issued a total of 13,229,194 warrants exercisable at a price ranging from CDN$0.05 to CDN$0.60 per share. These warrants were assigned a fair value of $747,807 using the Black-Scholes Pricing Model.

In connection with the private placements completed during the year ended December 31, 2019, the Company issued a total of 2,897,416 warrants exercisable at a price of CDN$0.60 per share. These warrants were assigned a fair value of $180,405 using the Black-Scholes Pricing Model.

The fair value allocated to these warrants at December 31, 2019 was $3,951,028 (2018 - $1,771,393) and is recorded as a derivative financial liability as these warrants are exercisable in Canadian dollars, differing from the Company’s functional currency. The change in fair value totalling $1,987,836 is recognized in the consolidated statements of loss and comprehensive loss for the year ended December 31, 2019.

The fair value of the warrants is calculated using the Black-Scholes Option Pricing Model. Option pricing models require the input of highly speculative assumptions, including the expected future price volatility of a Company’s shares. Changes in these assumptions can materially affect the fair value estimate and, therefore, existing models do not necessarily provide a reliable single measure of the fair value of the Company’s warrants.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

11.	WARRANT LIABILITY (continued)

The Company used the following assumptions to estimate the fair value of the warrant liability of the warrants granted during the year ended December 31, 2019:

December 31, 2019
Expected warrant life	1.03 years
Expected stock price volatility	100%
Dividend payment during life of warrant	Nil
Expected forfeiture rate	Nil
Risk free interest rate	2.01%
Exercise price	CDN $0.60 $0.60
Share price	CDN $0.46

The Company used the following assumptions to estimate the fair value of the warrant liability of the warrants granted during the period ended December 31, 2018:

Expected warrant life	1.01 years
Expected stock price volatility	100%
Dividend payment during life of warrant	Nil
Expected forfeiture rate	Nil
Risk free interest rate	2.01%
Exercise price	CDN $0.49
Share price	CDN $0.85

12.	MANAGEMENT OF CAPITAL

The Company defines the capital that it manages as its shareholders’ equity.

The Company’s objective when managing capital is to maintain corporate and administrative functions necessary to support the Company’s operations and corporate functions; and to seek out and acquire new projects of merit.

The Company manages its capital structure in a manner that provides sufficient funding for operational and capital expenditure activities.  Funds are secured, when necessary, through debt funding or equity capital raised by means of private placements.  There can be no assurances that the Company will be able to obtain debt or equity capital in the case of working capital deficits.
The Company does not pay dividends and has no long-term debt or bank credit facility. The Company is not subject to any externally imposed capital requirements.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

13.	RISK MANAGEMENT

13.1	Financial Risk Management

The Company may be exposed to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives. The main objectives of the Company’s risk management processes are to ensure that risks are properly identified and that the capital base is adequate in relation to those risks. The principal risks to which the Company is exposed are described below.

a)	Capital Risk
The Company manages its capital to ensure that there are adequate capital resources for the Company to maintain operations. The capital structure of the Company consists of items in shareholders’ equity.

b)	Credit Risk
Credit risk is the risk that a counter party will be unable to pay any amounts owed to the Company. Management’s assessment of the Company’s exposure to credit risk is low.

c)	Liquidity Risk
Liquidity risk is the risk that the Company is not able to meet its financial obligations as they fall due. As at December 31, 2019 the Company has working capital of $47,139 (excluding the warrant liability) (2018 – $2,269,428), and it does not have any long-term monetary liabilities. The Company may seek additional financing through debt or equity offerings, but there can be no assurance that such financing will be available on terms acceptable to the Company or at all. Any equity offering will result in dilution to the ownership interests of the Company’s shareholders and may result in dilution to the value of such interests. The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at December 31, 2019, the Company had cash of $1,276,143 (2018 – $2,358,086) and accounts payable and accrued liabilities of $515,001 (2018 - $156,904).

d)	Market Risk
Market risk incorporates a range of risks. Movements in risk factors, such as market price risk and currency risk, affect the fair values of financial assets and liabilities. The Company is not exposed to these risks.

13.2	Fair Values

The carrying values of cash, and accounts payable and accrued liabilities approximate their fair values due to their short-term to maturity.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

13.	RISK MANAGEMENT (continued)

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 – Quoted prices in markets that are not active, or inputs that are not observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The fair value of warrant liability is based on level 3 inputs of the fair value hierarchy.

14.	RIGHT-OF-USE ASSETS AND LEASE LIABILITIES

Right-of-Use Assets

Property Leases
Cost:	$
At December 31, 2018	-
Adjustment on initial adoption of IFRS 16 (Note 3)	3,138,853
At December 31, 2019	3,138,853

Depreciation:
At December 31, 2018	-
Charge for the period	716,824
At December 31, 2019	716,824

Net Book Value:
At December 31, 2018	-
At December 31, 2019	2,422,029

Depreciation of right-of-use assets is calculated using the straight-line method of the remaining lease term.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

14.	RIGHT-OF-USE ASSETS AND LEASE LIABILITIES (continued)

Lease Liabilities

$
Lease liabilities recognized as of January 1, 2019	3,138,853
Lease payments made	(806,893)
Interest expense on lease liabilities	435,103
2,767,063
Less: current portion	(971,954)
At December 31, 2019	1,795,109

The Company has a facility lease which is considered a short-term lease and as such is included in the statement of loss and comprehensive loss and not the statement of financial position. The expense relating to the short-term lease amounted to $27,350 for the year ended December 31, 2019.
15.	COMMITMENTS AND CONTINGENCIES

a) The Company has entered into the following agreements:

The commercial premises from which the Company carries out its operations are leased from multiple groups, all of which are related parties (see note 10).  These lease agreements are classified as operating leases since there is no transfer of risks and rewards inherent to ownership. The minimum rent payable under the leases are as follows:

Total

Within one year	$971,954
Between two and five years	2,622,246

$3,594,200

b) The Company is involved in various claims and legal actions in the ordinary course of business.  In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

16.	SUPPLEMENTAL CASH FLOW INFORMATION
	December 31, 2019		December 31, 2018
Non-cash transactions	$		$
Warrants issued for finders' fees		10,516		-
Recognition of warrant liability		180,405		-
Cashless option exercise		770,677		-
Reclassification of KIND deposit		181,175		-
Share issue costs in accounts payable		70,483		-
Property and equipment expenditures in accounts payable		314,446		21,075
Recognition of right-of-use asset upon adoption of IFRS 16*		3,138,853		-
Reversal of reserves upon exercise of stock options		564,121		-

*Of this amount, $971,954 is attributed to the current lease liability, and $2,166,899 to the non-current lease liability

17.	INCOME TAX
A reconciliation of income taxes at statutory rates with the reported taxes is as follows:
	2019	2018

Loss for the year	$(8,980,603)	$(3,369,485)

Expected income tax (recovery)	$(2,425,000)	$(943,000)
Change in statutory, foreign tax, foreign exchange rates and other	(413,000)	4,000
Permanent differences	1,412,000	290,000
Impact of flow through share	-	-
Share issue cost	(21,000)	-
Adjustment to prior years provision versus statutory tax returns and expiry of non-capital losses	286,000	-
Expiry of non-capital losses	-	-
Change in unrecognized deductible temporary differences	1,161,000	649,000
Total income tax expense (recovery)	$-	$-

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

17.	INCOME TAX (continued)

The significant components of the Company’s deferred tax assets that have not been included on the consolidated statement of financial position are as follows:

	2019	2018
Deferred tax assets (liabilities)
Lease obligations	$774,000	$-
Property and equipment	(48,000)	-
Warrant liability	981,000	-
Right of use assets	(678,000)	-
Intangible assets	(19,000)	193,000
Non-capital losses available for future period	1,123,000	456,000
	2,133,000	649,000
Unrecognized deferred tax assets	(2,133,000)	(649,000)
Net deferred tax assets	$-	$-

The significant components of the Company’s temporary differences, unused tax credits and unused tax losses that have not been included on the consolidated statement of financial position are as follows:
	2019	Expiry Date Range	2018	Expiry Date Range
Temporary Differences
Lease obligations	$345,000	No expiry date	$-	NA
Share issue costs	64,000	2038 to 2041	-	NA
Warrant liability	3,951,000	No expiry date	-	NA
Non-capital losses available for future periods	3,918,000	2038 - 2039	1,637,000	2038

18.	SUBSEQUENT EVENTS

a)
The Company intends to complete an exempt offering under Regulation A, Tier 2 pursuant to the Securities Act of 1933, as amended, of 57,000,000 units at a price of $0.50 per unit for gross proceeds of $28,500,000.  Each unit is comprised of one share of Common Stock, with no par value per share, and one-half of a warrant.  Each whole warrant enables the holder to purchase one additional share of Warrant Share at an exercise price of $0.75 per share, subject to certain adjustments, over an 18-month exercise period following the date of issuance of the Warrant.

Subsequent to year end, the Company closed the first tranche of the Regulation A, Tier 2 offering with the issuance of 30,222,872 units for gross proceeds of $15,111,436.  Of this amount, $1,500,000 has been released to the Company, with the remaining $13,611,436 held in trust.

Juva Life Inc.
Notes to the Consolidated Financial Statements
For the year ended December 31, 2019
(Expressed in US dollars)

18.	SUBSEQUENT EVENTS (continued)

b)	On January 20, 2020, the Company granted 600,000 RSUs to directors and officers of the Company.

c)	On January 20, 2020, the Company granted 350,000 stock options to an employee of the Company. The stock options have an exercise price of USD $0.50 and expire January 20, 2030.

d)
On February 13, 2020, the Company entered into a consulting agreement with TME Consulting, LLC (“TME”), a company controlled by a director of the Company.  Pursuant to the terms of the agreement, TME will receive $10,000 per month and will receive options to purchase 450,000 common shares, which options will vest monthly over a period of 48 months.

e)
On March 2, 2020, the Company entered into a consulting agreement with Model 4771, LLC (“Model 4771”), for advisory services in relation to best scientific practices for medically based research.  Pursuant to the terms of the agreement, Model 4771 will receive $15,000 per month and receive 10,000,000 share purchase warrants, subject to regulatory approval.  The warrants will vest quarterly over 4 years and will expire March 1, 2030.

f)	On April 1, 2020, the Company extended the expiry dates of warrants expiring on April 23, 2020 and May 16, 2020. The new expiry dates are April 23, 2021, and May 16, 2021, respectively.

g)
In March 2020 the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company’s business or results of operations at this time.

 Item 8.              Exhibits

Exhibit No.	Description

EX1A-2.1#	Notice of Articles of Juva Life Inc.

EX1A-2.2#	Articles of Juva Life Inc.

EX1A-4.1+	Form of Subscription Agreement.

EX1A-4.2+	Form of Common Share Purchase Warrant.

EX1A-6.1#	Consulting Agreement dated August 24, 2018 between Juva Life, Inc. and Mathew Lee.

EX1A-6.2#	Standard Sublease between Best Leasing Services, Inc. and Juva Life, Inc. for the San Juan facility.

EX1A-6.3#	Standard Industrial/Commercial Single-Tenant Lease between Ramundy Springfield and Juva Life, Inc. for the Navy Drive facility.

EX1A-6.4#	Standard Sublease between Best Leasing Services, Inc. and Juva Life, Inc. for the Clawiter Road facility.

EX1A-6.5#	Standard Sublease between Best Leasing Services, Inc. and Juva Life, Inc. for the Enterprise Avenue facility.

EX1A-6.6#	Standard Industrial/Commercial Multi-Tenant Lease between William J. Stoesser and Juva Life, Inc. for the Convention Way facility.

EXA1-6.7#	Consulting Agreement dated August 24, 2018 between Juva Life, Inc. and Drivon Consulting.

EX1A-6.8#	Consulting Agreement dated August 1, 2018 between Juva Life, Inc. and Jackson and Main, LLC.

EX1A-6.9+	Broker-Dealer Agreement dated June 25, 2019 between Juva Life Inc. and Dalmore Group, LLC.

EX1A-6.10+	Consulting Agreement dated June 24, 2019 between Juva Life Inc. and DALV Consulting, LLC.

EX1A-6.11*	Juva Life Inc. 2019 Equity Incentive Plan

EX1A-6.12†	Consulting Agreement dated November 1, 2019 between Juva Life Inc. and Mathew Lee.

EX1A-6.13†	Consulting Agreement dated February 13, 2020 between Juva Life, Inc. and TME Consulting, LLC.

EX1A-6.14†	Employee Offer Letter dated December 17, 2019 between Juva Life and Heidi Minx.

EX1A-6.15†	Consulting Agreement dated March 2, 2020 between Juva Life, Inc. and Model 4771, LLC.

EX1A-7.1+	Agreement and Plan of Merger dated May 15, 2019, by and among Juva Life Inc., Juva Life, Inc., and Juva Holdings (California) Ltd.

EX1A-10.1#	Power of Attorney.

EX1A-11.1†	Consent of Davidson & Company LLP.

EX1A-14.1#	Appointment of Agent for Service of Process

†	Filed herewith.

#
Filed as an exhibit to the Juva Life Inc. Regulation A Offering Statement on Form 1-A filed with the United States Securities and Exchange Commission (Commission File No. 024-11014) on June 12, 2019, and incorporated herein by reference.

+
Filed as an exhibit to the Juva Life Inc. Regulation A Offering Statement on Form 1-A/A filed with the United States Securities and Exchange Commission (Commission File No. 024-11014) on July 1, 2019, and incorporated herein by reference.

*
Filed as an exhibit to the Juva Life Inc. Regulation A Offering Statement on Form 1-A/A filed with the United States Securities and Exchange Commission (Commission File No. 024-11014) on July 29, 2019, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, on April 24, 2020.

Juva Life Inc.

By:	/s/ Douglas Chloupek
Name: Douglas Chloupek
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By: /s/ Douglas Chloupek	Date: April 24, 2020
Name: Douglas Chloupek Title: Chief Executive Officer and President (Principal Executive Officer)

By: /s/ Mathew Lee	Date: April 24, 2020
Name: Mathew Lee Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)